As filed with the Securities and Exchange Commission on August 26, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Freeport-McMoRan Copper & Gold Inc.

For Co-Registrant, See “Table of Additional Registrant Guarantor”

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1000	74-2480931
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

333 North Central Avenue

Phoenix, AZ 85004-2189

(602) 366-8100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Douglas N. Currault II Assistant General Counsel and Secretary Freeport-McMoRan Copper & Gold Inc. 333 North Central Avenue Phoenix, AZ 85004-2189 (602) 366-8100	Copy to: Monique A. Cenac Jones Walker LLP 333 North Central Avenue Phoenix, AZ 85004-2189 (602) 366-7604

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale of securities to the public: As soon as practicable after this registration statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(1)
2.375% Senior Notes due 2018	$1,500,000,000	100%	$1,500,000,000	$204,600
3.100% Senior Notes due 2020	1,000,000,000	100%	1,000,000,000	136,400
3.875% Senior Notes due 2023	2,000,000,000	100%	2,000,000,000	272,800
5.450% Senior Notes due 2043	2,000,000,000	100%	2,000,000,000	272,800
Guarantee of 2.375% Senior Notes due 2018	(2)	(2)	(2)	(2)
Guarantee of 3.100% Senior Notes due 2020	(2)	(2)	(2)	(2)
Guarantee of 3.875% Senior Notes due 2023	(2)	(2)	(2)	(2)
Guarantee of 5.450% Senior Notes due 2043	(2)	(2)	(2)	(2)
Total				$886,600

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) under the Securities Act of 1933.
(2)	No separate consideration will be received for the Guarantee of 2.375% Senior Notes due 2018, Guarantee of 3.100% Senior Notes due 2020, Guarantee of 3.875% Senior Notes due 2023 and Guarantee of 5.450% Senior Notes due 2043 being registered hereby. In accordance with Rule 457(n) under the Securities Act, no registration fee is payable with respect to the guarantees.

The registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

TABLE OF ADDITIONAL REGISTRANT GUARANTOR

The following subsidiary of Freeport-McMoRan Copper & Gold Inc., and each other subsidiary that is or becomes a guarantor of the securities registered hereby, is hereby deemed to be a registrant.

Exact Name of Registrant as Specified in Its Charter(1)	State or Other Jurisdiction of Incorporation or Organization	I.R.S. Employer Identification Number	Primary Standard Industrial Classification Code Number
Freeport-McMoRan Oil & Gas LLC	Delaware	46-2548126	1311

(1)	The address and telephone number of the principal executive office for the additional registrant is c/o Freeport-McMoRan Copper & Gold Inc., 333 North Central Avenue, Phoenix, Arizona 85004-2189, telephone number (602) 366-8100.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

(SUBJECT TO COMPLETION DATED AUGUST 26, 2013)

PROSPECTUS

Freeport-McMoRan Copper & Gold Inc.

Offer to Exchange

up to $1,500,000,000 Registered 2.375% Senior Notes due 2018 for any and all Outstanding Unregistered 2.375% Senior Notes due 2018,

up to $1,000,000,000 Registered 3.100% Senior Notes due 2020 for any and all Outstanding Unregistered 3.100% Senior Notes due 2020,

up to $2,000,000,000 Registered 3.875% Senior Notes due 2023 for any and all Outstanding Unregistered 3.875% Senior Notes due 2023, and

up to $2,000,000,000 Registered 5.450% Senior Notes due 2043 for any and all Outstanding Unregistered 5.450% Senior Notes due 2043

Guaranteed by Freeport-McMoRan Oil & Gas LLC

Guarantee of the Registered 2.375% Senior Notes due 2018

Guarantee of the Registered 3.100% Senior Notes due 2020

Guarantee of the Registered 3.875% Senior Notes due 2023

Guarantee of the Registered 5.450% Senior Notes due 2043

We are offering to exchange up to $1,500,000,000 of our new 2.375% Senior Notes due 2018 (the “new 2018 notes”) for up to $1,500,000,000 of our existing 2.375% Senior Notes due 2018 (the “old 2018 notes”), up to $1,000,000,000 of our new 3.100% Senior Notes due 2020 (the “new 2020 notes”) for up to $1,000,000,000 of our existing 3.100% Senior Notes due 2020 (the “old 2020 notes”), up to $2,000,000,000 of our new 3.875% Senior Notes due 2023 (the “new 2023 notes”) for up to $2,000,000,000 of our existing 3.875% Senior Notes due 2023 (the “old 2023 notes”) and up to $2,000,000,000 of our new 5.450% Senior Notes due 2043 (the “new 2043 notes” and, collectively with the new 2018 notes, the new 2020 notes and the new 2023 notes, the “new notes”) for up to $2,000,000,000 of our existing 5.450% Senior Notes due 2043 (the “old 2043 notes” and, collectively with the old 2018 notes, the old 2020 notes and the old 2023 notes, the “old notes”). The terms of the new notes are identical in all material respects to the terms of the old notes, except that the new notes have been registered under the Securities Act of 1933, as amended (the “Securities Act”), and the transfer restrictions and registration rights relating to the old notes do not apply to the new notes. The new notes will be fully and unconditionally guaranteed by Freeport-McMoRan Oil & Gas LLC (“FM O&G”), a subsidiary of Freeport-McMoRan Copper & Gold Inc.

To exchange your old notes for new notes:

•	you are required to make the representations described under “The Exchange Offer—Resale of the New Notes” beginning on page 37;

•

if you are a beneficial owner holding your old notes through DTC, you must transmit your acceptance of the terms and conditions of the exchange offer to DTC through the DTC Automated Tender Offer Program System, in which you acknowledge and agree to be bound by the terms of the letter of transmittal and which, when received by the exchange agent, U.S. Bank National Association, forms a part of a confirmation of book-entry transfer, by 11:59 p.m., New York City time, on                 , 2013; and

•	you should read the section titled “The Exchange Offer” for further information on how to exchange your old notes for new notes.

Please see “Risk Factors” beginning on page 8 for a discussion of factors you should consider in connection with the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2013

ABOUT THIS PROSPECTUS

This prospectus is part of a combined registration statement of Freeport-McMoRan Copper & Gold Inc. and its wholly owned, indirect subsidiary that will guarantee the new notes, Freeport-McMoRan Oil & Gas LLC. Unless indicated otherwise, references in this prospectus to “we,” “us” and “our” refer collectively to Freeport-McMoRan Copper & Gold Inc. and Freeport-McMoRan Oil & Gas LLC. When appropriate, Freeport-McMoRan Copper & Gold Inc. and Freeport-McMoRan Oil & Gas LLC are named specifically for their related activities and disclosures. References to “FCX” refers to only Freeport-McMoRan Copper & Gold Inc. and not to any of its subsidiaries. References to “FM O&G” refers to Freeport-McMoRan Oil & Gas LLC, and not to any of its subsidiaries, and, as the context may require, to any future guarantors that may guarantee the notes pursuant to the terms of the indenture governing the notes.

We have not authorized anyone to give any information or represent anything to you other than the information in this prospectus. You must not rely on any unauthorized information or representations. We are not making an offer to sell the new notes in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of its date.

This prospectus incorporates important business and financial information about FCX that is not included in or delivered with this prospectus. This information is available without charge to securityholders upon written or oral request to Freeport-McMoRan Copper & Gold Inc., Attn: Corporate Secretary, 333 North Central Avenue, Phoenix, Arizona 85004-2189, (602) 366-8100. To ensure timely delivery you should make your request to us no later than                     , 2013, which is five business days prior to the expiration of the exchange offer. In the event that we extend the exchange offer, you must submit your request at least five business days before the expiration date of the exchange offer, as extended. We do not currently intend to extend the expiration date. See “The Exchange Offer” for more detailed information.

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PROSPECTUS SUMMARY

This summary highlights the more detailed information in this prospectus or incorporated herein by reference and you should read the entire prospectus carefully.

Our Company

FCX is a premier U.S.-based natural resource company with an industry leading global portfolio of mineral assets, significant oil and gas resources and a growing production profile. FCX is the world’s largest publicly traded copper producer.

FCX’s portfolio of assets includes the Grasberg minerals district in Indonesia, one of the world’s largest copper and gold deposits; significant mining operations in the Americas, including the large-scale Morenci minerals district in North America and the Cerro Verde and El Abra operations in South America; the Tenke Fungurume minerals district in the Democratic Republic of Congo; and significant oil and natural gas assets in North America, including reserves in the Deepwater Gulf of Mexico, onshore and offshore California, in the Eagle Ford and Haynesville shale plays, and an industry leading position in the emerging shallow water, ultra-deep gas trend on the Shelf of the Gulf of Mexico and onshore in South Louisiana.

Our principal executive offices are located at 333 North Central Avenue, Phoenix, Arizona 85004-2189 and our telephone number is (602) 366-8100. Our website is located at www.fcx.com. Our website and the information contained on our website are not part of this prospectus.

Risks Affecting Us

Investing in the new notes involves risk, and our business is subject to numerous risks and uncertainties. Investors should carefully consider the information set forth in this prospectus, including the information under the heading “Risk Factors” herein.

THE EXCHANGE OFFER

The following summary contains basic information about the new notes and is not intended to be complete. For a more complete understanding of the new notes and the guarantees, please refer to the section entitled “Description of the Notes” in this prospectus.

The Initial Offering of Old Notes	On May 31, 2013, we completed the transactions contemplated by the Agreement and Plan of Merger, dated as of December 5, 2012, by and among Plains Exploration & Production Company, a Delaware corporation (“PXP”), FCX, and FM O&G (the “PXP merger”), and on June 3, 2013, we completed the transactions contemplated by the Agreement and Plan of Merger, dated as of December 5, 2012, by and among McMoRan Exploration Co. (“MMR”), FCX and INAVN Corp. (the “MMR merger”).

In connection with the financing of the PXP merger and MMR merger, we sold our existing 2.375% Senior Notes due 2018 (the “old 2018 notes”), our existing 3.100% Senior Notes due 2020 (the “old 2020 notes”), our existing 3.875% Senior Notes due 2023 (the “old 2023 notes”) and our existing 5.450% Senior Notes due 2043 (the “old 2043 notes” and, collectively with the old 2018 notes, the old 2020 notes and the old 2023 notes, the “old notes”) on March 7, 2013 to J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, BNP Paribas Securities Corp., Citigroup Global Markets Inc., HSBC Securities (USA) Inc., Mitsubishi UFJ Securities (USA), Inc., Mizuho Securities USA Inc., Scotia Capital (USA) Inc., SMBC Nikko Capital Markets Limited, BMO Capital Markets Corp., CIBC World Markets Corp., Santander Investment Securities Inc., Standard Chartered Bank, U.S. Bancorp Investments, Inc., RBC Capital Markets, LLC and TD Securities (USA) LLC. We collectively refer to those parties in this prospectus as the “initial purchasers.” The initial purchasers subsequently resold the old notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act and outside the United States to non-U.S. persons in accordance with Regulation S under the Securities Act.

Securities Offered	$1,500,000,000 in aggregate principal amount of 2.375% Senior Notes due 2018 (the “new 2018 notes”) and related guarantee.

$1,000,000,000 in aggregate principal amount of 3.100% Senior Notes due 2020 (the “new 2020 notes”) and related guarantee.

$2,000,000,000 in aggregate principal amount of 3.875% Senior Notes due 2023 (the “new 2023 notes”) and related guarantee.

$2,000,000,000 in aggregate principal amount of 5.450% Senior Notes due 2043 (the “new 2043 notes” and, collectively with the new 2018 notes, the new 2020 notes and the new 2023 notes, the “new notes”) and related guarantee.

The Exchange Offer	We are offering to exchange the new notes, which have been registered under the Securities Act, for a like principal amount of your old notes. The issuance of the new notes is intended to satisfy our obligations contained in registration rights agreements among us and the initial purchasers in which we agreed to use our reasonable best efforts to cause the exchange offer to be complete within 60 days after the effective date of the registration of the new notes.

Tenders, Expiration Date, Withdrawal	The exchange offer will expire at 11:59 p.m., New York City time, on , 2013, unless the exchange offer is extended. If you decide to exchange your old notes for new notes, you must acknowledge that you are not engaging in, and do not intend to engage in, a distribution of the new notes. If you decide to tender your old notes in the exchange offer, you may withdraw them at any time prior to 11:59 p.m., New York City time, on , 2013. If we decide for any reason not to accept any old notes for exchange, your old notes will be returned to you without expense to you promptly after the exchange offer expires.

U.S. Federal Income Tax Consequences	Your exchange of old notes for new notes in the exchange offer will not result in any income, gain or loss to you for federal income tax purposes. See “Material United States Federal Income Tax Consequences.”

Use of Proceeds	We will not receive any proceeds from the issuance of the new notes in the exchange offer.

Exchange Agent	U.S. Bank National Association is the exchange agent for the exchange offer.

Failure to Tender Your Old Notes	If you fail to tender your old notes in the exchange offer, you will not have any further rights under the registration rights agreement, including any right to require us to register your old notes or to pay you additional interest.

You will be able to resell the new notes without registering them with the Securities and Exchange Commission (the “SEC”) if you meet the requirements described below.

Based on interpretations by the SEC’s staff in no-action letters issued to third parties, we believe that the new notes issued in exchange for the old notes in the exchange offer may be offered for resale, resold and otherwise transferred by you without registering the new notes under the Securities Act or delivering a prospectus, unless you are a broker-dealer receiving securities for your own account, so long as:

•	you are not one of our “affiliates,” as defined in Rule 405 of the Securities Act;

•	you acquire the new notes in the ordinary course of business;

•	you do not have any arrangement or understanding with any person to participate in the distribution of the new notes; and

•	you are not engaged in, and do not intend to engage in, a distribution of the new notes.

If you are one of our affiliates, or you are engaged in, intend to engage in or have any arrangement or understanding with respect to, the distribution of the new notes acquired in the exchange offer, you (1) should not rely on our interpretations of the position of the SEC’s staff and (2) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

If you are a broker-dealer and receive new notes for your own account in the exchange offer:

•	you must represent that you do not have any arrangement with us or any of our affiliates to distribute the new notes;

•

you must acknowledge that you will deliver a prospectus in connection with any resale of the new notes you receive from us in the exchange offer; the letter of transmittal for the new notes states that by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an “underwriter” within the meaning of the Securities Act; and

•

you may use this prospectus, as it may be amended or supplemented from time to time, in connection with the resale of new notes received in exchange for old notes acquired by you as a result of market-making or other trading activities.

For a period of 180 days after the expiration of the exchange offer, we will make this prospectus available to any participating broker-dealer for use in connection with any resale described above.

SUMMARY DESCRIPTION OF THE NOTES

The terms of the new notes and the old notes are identical in all material respects, except that the new notes have been registered under the Securities Act, and the transfer restrictions and registrations rights relating to the old notes do not apply to the new notes.

Unless the context requires otherwise, all references to the “notes” below refer to the old notes and the new notes, collectively; all references to the “2018 notes” below refer to the old 2018 notes and the new 2018 notes, collectively; all references to the “2020 notes” below refer to the old 2020 notes and the new 2020 notes, collectively; all references to the “2023 notes” below refer to the old 2023 notes and the new 2023 notes, collectively; and all references to the “2043 notes” below refer to the old 2043 notes and the new 2043 notes.

Issuer	Freeport-McMoRan Copper & Gold Inc., a Delaware corporation.

Securities Offered	$1,500,000,000 in aggregate principal amount of new 2018 notes and related guarantee.

$1,000,000,000 in aggregate principal amount of new 2020 notes and related guarantee.

$2,000,000,000 in aggregate principal amount of new 2023 notes and related guarantee.

$2,000,000,000 in aggregate principal amount of new 2043 notes and related guarantee.

Maturity Date	The 2018 notes will mature on March 15, 2018.

The 2020 notes will mature on March 15, 2020.

The 2023 notes will mature on March 15, 2023.

The 2043 notes will mature on March 15, 2043.

Interest	2.375% per annum on the 2018 notes.

3.100% per annum on the 2020 notes.

3.875% per annum on the 2023 notes.

5.450% per annum on the 2043 notes.

Interest Payment Dates	Interest is payable on the notes on March 15 and September 15 of each year.

Guarantee	FM O&G entered into a supplemental indenture with FCX and U.S. Bank National Association, as trustee, dated as of May 31, 2013, pursuant to which FM O&G agreed to fully and unconditionally guarantee our obligations under the notes and the indenture (FM O&G’s guarantee of the notes, the “guarantee requirement”). FM O&G’s guarantee of the notes:

•	is a general unsecured obligation of FM O&G;

•

ranks equally in right of payment with all existing and future unsecured and unsubordinated indebtedness of FM O&G, but is effectively subordinated to all of FM O&G’s future secured indebtedness to the extent of the value of the assets securing such indebtedness; and

•	is senior in right of payment to all existing and future subordinated indebtedness of FM O&G.

In addition, each of FM O&G’s subsidiaries, if any, that in the future becomes a guarantor of FCX’s obligations under certain of its material indebtedness or FM O&G’s obligations under certain of its material indebtedness will enter into a supplemental indenture, pursuant to which such subsidiary will agree to jointly and severally and fully and unconditionally guarantee our obligations under the notes and the indenture. See “Description of the Notes—Additional Guarantors.”

Ranking	The notes will be FCX’s senior unsecured obligations and will rank equally in right of payment with all of FCX’s existing and future unsecured and unsubordinated indebtedness. The notes will be effectively subordinated to any future secured indebtedness that FCX and FM O&G may have or incur in the future to the extent of the value of the assets securing such indebtedness. The notes will be structurally subordinated to the indebtedness and other liabilities (including trade accounts payable) of FCX’s subsidiaries other than FM O&G.

As of June 30, 2013, FCX had outstanding indebtedness of approximately $14.4 billion, which includes $0.7 billion of fair value adjustments to the stated value of assumed debt, that ranked equally with the notes, FCX had no secured indebtedness outstanding (excluding secured indebtedness of FCX’s subsidiaries), FCX’s subsidiaries other than FM O&G had approximately $11.7 billion of outstanding indebtedness and other liabilities and FM O&G had outstanding indebtedness of approximately $6.7 billion, which includes $0.7 billion of fair value adjustments to the stated value of assumed debt, that ranked equally with its guarantee of the notes and no secured indebtedness outstanding.

Optional Redemption	We may, at our option, at any time and from time to time redeem, in whole or in part, prior to the maturity date for the 2018 notes, the maturity date for the 2020 notes, the date that is three months prior to the maturity date for the 2023 notes or the date that is six months prior to the maturity date for the 2043 notes, the notes of the applicable series on not less than 30 nor more than 60 days’ prior notice mailed to the holders of such notes, with a copy provided to the trustee. See “Description of the Notes—Optional Redemption.”

Change of Control	If we experience certain kinds of changes of control, we will be required, unless we have already exercised our option to redeem the notes of the applicable series, to offer to purchase the notes of the applicable series at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of purchase. See “Description of the Notes—Change of Control Triggering Event.”

Certain Covenants	The indenture, as supplemented, governing the notes contains covenants that restrict our ability, with certain exceptions, to incur debt secured by liens, engage in sale and leaseback transactions and merge or consolidate with another entity, or sell, transfer or lease all or substantially all of our assets.

Risk Factors	Please see “Risk Factors” in this prospectus, as well as the other cautionary statements throughout this prospectus, for a discussion of factors you should carefully consider before deciding to tender your old notes for new notes in the exchange offer.

RISK FACTORS

You should carefully consider the risks described below as well as other information and data included or incorporated by reference in this prospectus before deciding whether to participate in this exchange offer. The risks and uncertainties described below and in the incorporated documents are not the only risks and uncertainties that we face. Additional risks and uncertainties not currently known to us or that we consider to be immaterial may also materially impact our business, operations or financial condition. Any of the following risks could impair our business, financial condition or operating results, which could cause you to lose all or part of your investment in the new notes. The risks discussed below also include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements. See the section entitled, “Cautionary Statement.”

Risks Related to the Exchange Offer

Because there is no public market for the new notes, you may not be able to resell your new notes.

The new notes will be registered under the Securities Act, but will constitute a new issue of securities with no established trading market, and there can be no assurance as to:

•	the liquidity of any trading market that may develop;

•	the ability of holders to sell their new notes; or

•	the price at which the holders would be able to sell their new notes.

If a trading market were to develop, the new notes might trade at higher or lower prices than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar securities and our financial performance, as well as declines in the prices of securities, or the financial performance or prospects, of similar companies.

Any market-making activity with respect to the new notes may be discontinued at any time without notice. In addition, any market-making activity will be subject to the limits imposed by the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and may be limited during the exchange offer. There can be no assurance that an active trading market will exist for the new notes or that any trading market that does develop will be liquid.

In addition, any old note holder who tenders in the exchange offer for the purpose of participating in a distribution of the new notes may be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. For a description of these requirements, see the section entitled “The Exchange Offer.”

Your old notes will not be accepted for exchange if you fail to follow the exchange offer procedures and, as a result, your old notes will continue to be subject to existing transfer restrictions and you may not be able to sell your old notes.

We will not accept your old notes for exchange if you do not follow the exchange offer procedures. We will issue new notes as part of this exchange offer only after a timely tender of old notes. If you do not tender your old notes by the expiration date of the exchange offer, we will not accept your old notes for exchange. If there are defects or irregularities with respect to your tender of old notes, we will not accept such old notes for exchange. Neither we nor the exchange agent are under any duty to give notification of defects or irregularities with respect to the tenders of old notes for exchange.

If you do not exchange your old notes, your old notes will continue to be subject to the existing transfer restrictions and you may not be able to sell your old notes.

We did not register the old notes, nor do we intend to do so following the exchange offer. Old notes that are not tendered will therefore continue to be subject to the existing transfer restrictions and may be transferred only in limited circumstances under the securities laws. If you do not exchange your old notes, you will, subject to limited exceptions, lose your right to have such old notes registered under the federal securities laws. As a result, if you hold old notes after the exchange offer, you may not be able to sell your old notes.

The reoffering and resale of the old notes is subject to significant legal restrictions.

The old notes have not been registered under the Securities Act or any state securities laws. As a result, holders of old notes may reoffer or resell old notes only if:

•	there is an applicable exemption from the registration requirements of the Securities Act and state laws that applies to the circumstances of the offer and sale; or

•	we file a registration statement and it becomes effective.

Risks Related to the New Notes

The new notes are subject to prior claims of our secured creditors and the creditors of our subsidiaries that do not guarantee the notes, and if a default occurs we may not have sufficient funds to fulfill our obligations under the new notes.

The new notes are our unsecured general obligations, ranking equally with our other senior unsecured indebtedness and liabilities but effectively subordinated to any secured indebtedness that we may have or incur in the future to the extent of the value of the assets securing such indebtedness and structurally subordinated to the debt and other liabilities of our subsidiaries that do not guarantee the notes. For example, certain of our subsidiaries may be required or otherwise designated to guarantee our term loan pursuant to the terms of the term loan agreement but may not be required to guarantee the notes pursuant to the indenture governing the new notes. In such circumstance, the new notes would be structurally subordinated with respect to the debt and other liabilities of such subsidiaries that do not guarantee the notes but guarantee our term loan.

FM O&G’s guarantee of the notes is FM O&G’s unsecured general obligation, ranking equally with FM O&G’s other senior unsecured indebtedness and liabilities but effectively subordinated to any secured indebtedness that FM O&G may have or incur in the future to the extent of the value of the assets securing such indebtedness and structurally subordinated to the debt and other liabilities of FM O&G’s subsidiaries that do not guarantee the new notes. The indenture governing the new notes permits us and our subsidiaries to incur secured debt under specified circumstances. If we incur any secured debt, our assets and the assets of our subsidiaries will be subject to prior claims by our secured creditors. In the event of our bankruptcy, liquidation, reorganization or other winding up, assets that secure debt will be available to pay obligations on the new notes only after all debt secured by those assets has been repaid in full. Holders of the new notes will participate in our remaining assets ratably with all of our unsecured and unsubordinated creditors, including our trade creditors.

If we incur any additional obligations that rank equally with the new notes, including trade payables, the holders of those obligations will be entitled to share ratably with the holders of the new notes in any proceeds distributed upon our insolvency, liquidation, reorganization, dissolution or other winding up. This may have the effect of reducing the amount of proceeds paid to you. If there are not sufficient assets remaining to pay all of these creditors, all or a portion of the new notes then outstanding would remain unpaid.

As of June 30, 2013, we had outstanding indebtedness of approximately $14.4 billion, which includes $0.7 billion of fair value adjustments to the stated value of assumed debt, that ranked equally with the notes, we had no secured indebtedness outstanding (excluding secured indebtedness of our subsidiaries), our subsidiaries other than FM O&G had approximately $11.7 billion of outstanding indebtedness and other liabilities and FM O&G had outstanding indebtedness of approximately $6.7 billion, which includes $0.7 billion of fair value adjustments to the stated value of assumed debt, that ranked equally with its guarantee of the notes and no secured indebtedness outstanding.

The indenture does not limit the amount of indebtedness that we and our subsidiaries may incur.

The indenture under which the new notes were issued does not limit the amount of indebtedness that we and our subsidiaries may incur. The indenture does not contain any financial covenants or other provisions that would afford the holders of the new notes any substantial protection in the event we participate in a highly leveraged transaction.

The guarantee of the new notes by FM O&G could be voided if it constitutes a fraudulent transfer under U.S. bankruptcy or similar state law, which would prevent the holders of the new notes from relying on FM O&G to satisfy claims.

The notes are fully and unconditionally guaranteed by FM O&G. However, under U.S. bankruptcy law and comparable provisions of state fraudulent transfer laws, the guarantee of the new notes can be voided, or claims under the guarantee may be subordinated to all other debts of FM O&G if, among other things, FM O&G, at the time it incurred the indebtedness evidenced by the guarantee of the new notes or, in some states, when payments become due under the guarantee, received less than reasonably equivalent value or fair consideration for the incurrence of the guarantee and:

•	was insolvent or rendered insolvent by reason of such incurrence;

•	was engaged in a business or transaction for which FM O&G’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they mature.

A court would likely find that FM O&G did not receive reasonably equivalent value or fair consideration for its guarantee if FM O&G did not substantially benefit directly or indirectly from the issuance of the new notes. FM O&G’s guarantee of the new notes may also be voided without regard to the above factors if a court finds that FM O&G entered into the guarantee with the actual intent to hinder, delay or defraud its creditors. If a court were to void the guarantee, you would no longer have a claim against FM O&G. Sufficient funds to repay the new notes may not be available from other sources. In addition, the court might direct you to repay any amounts that you already received from FM O&G.

The measures of insolvency for purposes of fraudulent transfer laws vary depending upon the governing law. Generally, FM O&G would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets;

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they became absolute and mature; or

•	it could not pay its debts as they became due.

The guarantee will contain a provision intended to limit FM O&G’s liability to the maximum amount that it could incur without causing the incurrence of obligations under the guarantee to be a fraudulent transfer. This provision may not be effective to protect the guarantee from being voided under fraudulent transfer law.

The agreements governing our indebtedness contain various covenants that limit our discretion in the operation of our business and also require us to meet financial maintenance tests and other covenants. The failure to comply with such tests and covenants could have a material adverse effect on us.

The agreements governing our indebtedness contain various covenants, subject to exceptions, including covenants that restrict our ability to:

•	incur additional indebtedness;

•	create liens on our assets;

•	use assets as security in other transactions;

•	sell assets;

•	merge with or into other companies; and

•	enter into sale and leaseback transactions.

In addition, our revolving credit facility and our term loan require that we meet certain financial tests, including a leverage ratio test and an interest coverage ratio test. During periods in which copper, gold, molybdenum and oil and gas prices or production volumes, or other conditions, reflect the adverse impact of cyclical market trends or other factors, we may not be able to comply with the applicable financial covenants.

Any failure to comply with the restrictions of our revolving credit facility or any agreement governing our other indebtedness, including our term loan, may result in an event of default under those agreements. Such default may allow the creditors to accelerate the related debt, which acceleration may trigger cross-acceleration or cross-default provisions in other debt. Our assets and cash flow may not be sufficient to fully repay borrowings under our outstanding debt instruments, either upon maturity or, if accelerated, upon an event of default.

If, when required, we are unable to repay, refinance or restructure our indebtedness under, or amend the covenants contained in, our revolving credit facility or term loan, or if a default otherwise occurs, the lenders under our revolving credit facility could elect to terminate their commitments thereunder and cease making further loans, and lenders under our revolving credit facility or term loan could declare all borrowings outstanding, together with accrued interest and other fees, to be immediately due and payable. Any such actions could force us into bankruptcy or liquidation, and we cannot provide any assurance that we could repay our obligations under the new notes in such an event.

Changes in our credit ratings may adversely affect the value of the new notes.

We cannot provide assurance as to the credit ratings that may be assigned to the new notes or that any such credit ratings will remain in effect for any given period of time or that any such ratings will not be lowered, suspended or withdrawn entirely by the rating agencies, if, in each rating agency’s judgment, circumstances warrant such an action. Further, any such ratings will be limited in scope and will not address all material risks relating to an investment in the new notes, but rather will reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of such rating may be obtained from such rating agency. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could adversely affect the market value of the new notes and increase our corporate borrowing costs.

Our financial performance and other factors could adversely impact our ability to make payments on the new notes.

Our ability to make scheduled payments with respect to our indebtedness, including the new notes, will depend on our financial and operating performance, which, in turn, is subject to prevailing economic conditions and to financial, business and other factors beyond our control.

Our holding company structure may impact your ability to receive payment on the new notes.

We are a holding company with no material assets other than the capital stock of our subsidiaries. As a result, our ability to repay our indebtedness, including the new notes, is dependent on the generation of cash flow by our subsidiaries and their ability to make such cash available to us, by dividend, debt repayment or otherwise. Our subsidiaries, other than FM O&G, do not and will not have any obligation to pay amounts due on the new notes or to make funds available for that purpose. In addition, our subsidiaries may not be able to, or be permitted to, make distributions to enable us to make payments in respect of our indebtedness, including each series of the notes. Each of our subsidiaries is a distinct legal entity and, under certain circumstances, legal and contractual restrictions, as well as the financial condition and operating requirements of our subsidiaries, may limit our ability to obtain cash from our subsidiaries. Although the new notes are unsubordinated obligations, they will be structurally subordinated to all liabilities of our subsidiaries other than FM O&G, to the extent of their assets. Our rights to participate in any distribution of such subsidiaries’ assets upon their liquidation, reorganization or insolvency would generally be subject to the prior claims of the subsidiaries’ creators, including any trade creditors and preferred shareholders.

We may not be able to repurchase the new notes upon a Change of Control Triggering Event.

If a Change of Control Triggering Event (as defined below in the section entitled, “Description of the Notes—Change of Control Triggering Event”) occurs, unless we have exercised our right to redeem the new notes, we will be required to make an offer to purchase the new notes in cash at the redemption prices described in this prospectus. However, we may not be able to repurchase the new notes upon a Change of Control Triggering Event because we may not have sufficient funds to do so. In addition, agreements governing indebtedness incurred in the future may restrict us from purchasing the new notes in the event of a Change of Control Triggering Event. Any failure to purchase properly tendered new notes would constitute an event of default under the indenture governing the new notes, which could, in turn, cause an acceleration of our other indebtedness. See “Description of the Notes—Change of Control Triggering Event.”

Risks Related to Our Business

For information regarding risks related to our business, please see Item 1A. of Part I of our Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC, as updated by our subsequent filings with the SEC.

CAUTIONARY STATEMENT

This prospectus contains forward-looking statements in which we discuss factors we believe may affect our future performance. Forward-looking statements are all statements other than statements of historical facts, such as projections or expectations relating to ore grades and milling rates, production and sales volumes, unit net cash costs, operating cash flows, capital expenditures, exploration efforts and results, development and production activities and costs, liquidity, tax rates, the impact of copper, gold, molybdenum, cobalt, oil and gas price changes, the impact of derivative positions, the impact of deferred intercompany profits on earnings, reserve estimates, future dividend payments and potential share purchases. The words “anticipates,” “may,” “can,” “plans,” “believes,” “estimates,” “expects,” “projects,” “intends,” “likely,” “will,” “should,” “to be,” and any similar expressions are intended to identify those assertions as forward-looking statements. The declaration of dividends is at the discretion of the board of directors and will depend on our financial results, cash requirements, future prospects, and other factors deemed relevant by the board of directors.

We caution readers that forward-looking statements are not guarantees of future performance and our actual results may differ materially from those anticipated, projected or assumed in the forward-looking statements. Important factors that can cause our actual results to differ materially from those anticipated in the forward-looking statements include demand for, and prices of, copper, gold, molybdenum, cobalt, oil and gas, mine sequencing, production rates, drilling results, the outcome of ongoing discussions with the Indonesian government, the potential effects of violence in Indonesia, the resolution of administrative disputes in the Democratic Republic of Congo, labor relations, the ability to retain current or future lease acreage rights, unanticipated hazards for which we have limited or no insurance coverage, failure of third party partners to fulfill their capital and other commitments, adverse conditions that could lead to structural or mechanical failures or increased costs, changes in reserve estimates, currency translation risks, risks associated with the integration of recently acquired oil and gas operations, industry risks, regulatory changes, political risks, weather- and climate-related risks, environmental risks, litigation results, and other factors described in more detail under the heading “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2012, filed with the SEC as updated by our subsequent filings with the SEC.

Investors are cautioned that many of the assumptions on which our forward-looking statements are based are likely to change after our forward-looking statements are made, including for example commodity prices, which we cannot control, and production volumes and costs, some aspects of which we may or may not be able to control. Further, we may make changes to our business plans that could or will affect our results. We caution investors that we do not intend to update our forward-looking statements more frequently than quarterly notwithstanding any changes in our assumptions, changes in our business plans, our actual experience, or other changes, and we undertake no obligation to update any forward-looking statements.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the new notes. The new notes will be exchanged for old notes as described in this prospectus upon our receipt of old notes. We will cancel all of the old notes surrendered in exchange for the new notes.

Our net proceeds from the sale of the old notes were $6.4 billion, after deduction of the initial purchasers’ discounts and other expenses of the offering. We used those net proceeds, together with the net proceeds of our term loan, to fund the PXP merger and the MMR merger, including for the payment of cash consideration and the repayment of certain indebtedness of PXP. We used any remainder of the net proceeds from the offering of the old notes and our term loan for general corporate purposes.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

We present below our selected consolidated financial data as of and for the periods indicated. The selected historical consolidated financial data, as of or for each of the fiscal years ended December 31, 2012, 2011, 2010, 2009 and 2008, have been derived from our historical audited consolidated financial statements, which are incorporated by reference herein. The historical financial data, as of or for the six-month periods ended June 30, 2013 and 2012, were derived from our historical unaudited condensed consolidated financial statements, which are incorporated by reference herein.

The financial data set forth below should be read in conjunction with, and are qualified in their entirety by reference to, our historical consolidated financial statements and the accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 2012 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, filed with the SEC.

	As of or for the six months ended June 30,				As of or for the year ended December 31,
	2013[a]		2012		2012		2011		2010		2009		2008
	(In millions, except per share amounts)
Revenues	$8,871		$9,080		$18,010		$20,880		$18,982		$15,040		$17,796
Operating income (loss)	1,994	[b]	3,045		5,814	[b,c,d]	9,140	[d]	9,068		6.503	[e,f]	(12,710)	[e,f,g]
Net income (loss)	1,434		1,895		3,980		5,747		5,544		3,534		(10,450)
Net income (loss) attributable to FCX common stockholders	1,130	[b,h,i]	1,474	[i]	3,041	[b,c,d,i,j]	4,560	[d,i,j]	4,273	[i]	2,527	[e,f,i]	(11,341)	[e,f,g,i]
Net income (loss) per share attributable to FCX common stockholders:
Basic	1.17		1.55		3.20		4.81		4.67		3.05		(14.86)
Diluted	1.17	[b,h,i]	1.55	[i]	3.19	[b,c,d,i,j]	4.78	[d,i,j]	4.57	[i]	2.93	[e,f,i]	(14.86)	[e,f,g,i]
Weighted-average common shares outstanding:
Basic	965		949		949		947		915		829		763
Diluted	968		954		954		955		949		938		763
Dividends declared per share of common stock	$1.625		$0.625		$1.25		$1.50		$1.125		$0.075		$0.6875
Operating cash flows	1,865	[k]	1,983	[k]	3,774	[k]	6,620	[k]	6,273	[k]	4,397	[k]	3,370	[k]
Capital expenditures	1,978		1,547		3,494		2,534		1,412		1,587		2,708
Cash and cash equivalents	3,294		4,508		3,705		4,822		3,738		2,656		872
Property, plant, equipment and development costs, net	46,214	[l]	19,613		20,999		18,449		16,785		16,195		16,002
Goodwill	1,904		—		—		—		—		—		—
Total assets	63,157		33,689		35,440		32,070		29,386		25,996		23,353
Total debt, including current portion	21,215	[m]	3,523		3,527		3,537		4,755		6,346		7,351
Total FCX stockholders’ equity	19,878		16,578		17,543		15,642		12,504		9,119		5,773

a.	The first six months of 2013 included the results of FCX’s oil and gas operations beginning June 1, 2013, including revenues of $336 million and operating income of $64 million; total assets of FCX’s oil and gas operations were $26.6 billion (including goodwill of $1.9 billion) at June 30, 2013.

b.	Included charges of $75 million ($57 million to net income attributable to FCX common stockholders or $0.06 per share) for the first six months of 2013 and $9 million ($7 million to net income attributable to FCX common stockholders or $0.01 per share) in 2012 for transaction and related costs principally associated with the acquisitions of PXP and MMR.

c.	Included a gain of $59 million ($31 million to net income attributable to FCX common stockholders or $0.03 per share) for the settlement of the insurance claim for business interruption and property damage relating to the 2011 incidents affecting PT Freeport Indonesia’s concentrate pipeline.

d.	Included charges totaling $16 million ($8 million to net income attributable to FCX common stockholders or $0.01 per share) associated with labor agreement costs at Candelaria in 2012 and $116 million ($50 million to net income attributable to FCX common stock or $0.05 per share) primarily associated with bonuses for new labor agreements and other employee costs at PT Freeport Indonesia, Cerro Verde and El Abra in 2011.

e.	Included charges totaling $23 million ($18 million to net income attributable to FCX common stockholders or $0.02 per share) associated with restructuring charges in 2009 and $17.0 billion ($12.7 billion to net loss attributable to FCX common stockholders or $16.60 per share) associated with impairment and restructuring charges in 2008.

f.	Included charges for lower of cost or market inventory adjustments totaling $19 million ($15 million to net income attributable to FCX common stockholders or $0.02 per share) in 2009 and $782 million ($479 million to net loss attributable to FCX common stockholders or $0.63 per share) in 2008.

g.	Included purchase accounting impacts related to the 2007 acquisition of Freeport-McMoRan Corporation totaling $1.0 billion ($622 million to net loss attributable to FCX common stockholders or $0.82 per share) in 2008.

h.	The first six months of 2013 included gains associated with the acquisitions of PXP and MMR, including $128 million ($0.13 per share) primarily related to FCX’s preferred stock investment in and the subsequent acquisition of MMR, and $183 million ($0.19 per share) associated with net reductions in FCX’s deferred tax liabilities and deferred tax asset valuation allowances.

i.

Included net losses on early extinguishment and conversion of debt totaling $39 million ($0.04 per share) for the first six months of 2013, $149 million ($0.16 per share) for the first six months of 2012, $149 million ($0.16 per share) in 2012, $60 million ($0.06 per share) in 2011, $71 million ($0.07 per share) in 2010, $43 million ($0.04 per share) in 2009 and $5 million ($0.01 per share) in 2008; 2008 also includes charges totaling $22 million ($0.03 per share) associated with privately negotiated transactions to induce conversion of a portion of FCX’s 5 1/2% Convertible Perpetual Preferred Stock into FCX common stock.

j.	Included a net tax credit associated with adjustments to Cerro Verde’s deferred income taxes totaling $98 million, net of noncontrolling interests ($0.11 per share) in 2012, and a tax charge for additional taxes associated with Cerro Verde’s election to pay a special mining burden during the remaining term of its current stability agreement totaling $49 million, net of noncontrolling interests ($0.05 per share) in 2011.

k.	Net of working capital uses and changes in other tax payments of $195 million for the first six months of 2013, $774 million for the first six months of 2012, $1.4 billion in 2012, $461 million in 2011, $834 million in 2010, $770 million in 2009 and $965 million in 2008.

l.	Property, plant, equipment and development costs at June 30, 2013, included $12.2 billion for oil and gas properties subject to depletion and $11.4 billion for oil and gas properties not subject to depletion.

m.	Total debt at June 30, 2013, included $10.5 billion of debt to finance the acquisitions of PXP and MMR (consisting of proceeds for the issuance of the $6.5 billion of senior notes and a $4.0 billion term loan) and $7.1 billion of debt assumed in the acquisitions of PXP and MMR, which includes $0.7 billion of fair value adjustments to the stated value of assumed debt.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated.

	For the six months ended June 30,		For the year ended December 31,
	Pro Forma(a)	Historical	Pro Forma(a)	Historical
	2013	2013	2012	2012	2011	2010	2009	2008
Ratio of earnings to fixed charges	6.4	8.3	7.8	19.8	20.7	16.3	9.3	—	(b)

(a)	The supplemental pro forma information has been adjusted to give pro forma effect to the PXP acquisition, which was completed on May 31, 2013, as if it had occurred on January 1, 2012. The supplemental pro forma financial information gives effect to events that are directly related to the acquisition of PXP, are expected to have a continuing impact, and are factually supportable. For more information regarding the pro forma amounts and adjustments, please refer to the unaudited pro forma combined condensed financial data included in FCX’s Current Report on Form 8-K/A filed on August 13, 2013, which is incorporated into this prospectus by reference.

(b)	As a result of the loss recorded in 2008, the ratio coverage was less than 1:1. We would have needed to generate additional earnings of $13.4 billion to achieve coverage of 1:1 in 2008.

For our ratio of earnings to fixed charges calculation, earnings consist of income (loss) from continuing operations before income taxes, noncontrolling interests in consolidated subsidiaries, equity in affiliated companies’ net earnings, cumulative effect of accounting changes and fixed charges. Fixed charges include interest and that portion of rent deemed representative of interest.

DESCRIPTION OF THE NOTES

The notes are debt securities that were issued, or will be issued, as applicable, under the indenture dated as of March 7, 2013, supplemented on May 31, 2013 (as supplemented, the “indenture”), among FCX, FM O&G, as guarantor, and U.S. Bank National Association, as trustee (the “trustee”). The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939.

The following description is only a summary of the material provisions of the notes and the indenture. The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the indenture. You should read the notes and the indenture relating to the applicable series of the new notes in their entirety because they, and not this description, define your rights as holders of the new notes.

Unless the context requires otherwise, all references to the “Company,” “FCX,” “we,” “us” and “our” in this section refer solely to Freeport-McMoRan Copper & Gold Inc. and not to its subsidiaries; all references to “FM O&G” refer solely to Freeport-McMoRan Oil & Gas LLC and not its subsidiaries; all references to “PXP” refer solely to Plains Exploration & Production Company or its successor entity and, in each case, not its subsidiaries; and all references to “MMR” refer solely to McMoRan Exploration Co. and not its subsidiaries.

Unless the context requires otherwise, all references to the “notes” below refer to the old notes and the new notes, collectively; all references to the “2018 notes” below refer to the old 2018 notes and the new 2018 notes, collectively; all references to the “2020 notes” below refer to the old 2020 notes and the new 2020 notes, collectively; all references to the “2023 notes” below refer to the old 2023 notes and the new 2023 notes, collectively; and all references to the “2043 notes” below refer to the old 2043 notes and the new 2043 notes.

General

We are offering to exchange up to $1,500,000,000 of new 2018 notes for up to $1,500,000,000 of old 2018 notes, up to $1,000,000,000 of new 2020 notes for up to $1,000,000,000 of old 2020 notes, up to $2,000,000,000 of new 2023 notes for up to $2,000,000,000 of old 2023 notes and up to $2,000,000,000 of new 2043 notes for up to $2,000,000,000 of old 2043 notes. The terms of the new notes are identical in all material respects to the terms of the old notes, except that the new notes have been registered under the Securities Act, and the transfer restrictions and registration rights relating to the old notes do not apply to the new notes. The new notes will be fully and unconditionally guaranteed by FM O&G.

Interest on the new notes will accrue at the applicable rate per annum shown on the cover of this prospectus from the most recent date on which interest has been paid on the old notes, or if no interest has been paid, from March 7, 2013. If your old notes are tendered and accepted for exchange, you will receive interest on the new notes and not the old notes. Any old notes not tendered or not accepted for exchange will remain outstanding and continue to accrue interest according to their terms. Interest on the new notes will be payable semi-annually on March 15 and September 15 of each year, beginning on September 15, 2013, to the persons in whose names the new notes are registered in the security register at the close of business on the March 1 or September 1 preceding the relevant interest payment date, except that interest payable at maturity shall be paid to the same persons to whom principal of such new notes is payable. Interest will be computed on the new notes on the basis of a 360-day year of twelve 30-day months.

The indenture does not limit the amount of notes that we may issue. We may from time to time, without notice to or the consent of the registered holders of any series of the notes, create and issue additional notes ranking equally and ratably with any series of the notes in all respects (other than the issue price, the date of issuance, the payment of interest accruing prior to the issue date of such additional notes and, in some cases, the first payment of interest following the issue date of such additional notes). Any such additional notes shall be consolidated and form a single series with the applicable series of the notes, including for purposes of voting and redemptions, provided that if the additional notes are not fungible with the notes of such series initially issued for U.S. federal income tax purposes, such additional notes shall have a separate CUSIP number.

The indenture does not limit our ability, or the ability of our subsidiaries, to incur additional indebtedness. The indenture and the terms of the notes do not contain any covenants (other than those described herein) designed to afford holders of any of the notes protection in a highly leveraged or other transaction involving us that may adversely affect holders of the notes.

There are no public trading markets for the notes, and we do not intend to apply for listing of the notes on any national securities exchange or for quotation of the notes on any automated dealer quotation system.

Ranking

The new notes will be our senior unsecured obligations and will rank equally in right of payment with all of our existing and future unsecured and unsubordinated indebtedness. The new notes will be fully and unconditionally guaranteed by FM O&G. In addition, we guarantee the existing FM O&G Debt (as defined below), such that the notes and the FM O&G Debt will have equal benefit of the earnings and credit support of FCX and FM O&G.

The new notes will be effectively subordinated to any future secured indebtedness that we and FM O&G may have or incur in the future to the extent of the value of the assets securing such indebtedness and will be structurally subordinated to the indebtedness and other liabilities (including trade accounts payable) of our subsidiaries that do not guarantee the new notes. As of June 30, 2013, we had outstanding indebtedness of approximately $14.4 billion, which includes $0.7 billion of fair value adjustments to the stated value of assumed debt, that ranks equally with the new notes, we had no secured indebtedness outstanding (excluding secured indebtedness of our subsidiaries), our subsidiaries other than FM O&G had approximately $11.7 billion of outstanding indebtedness and other liabilities and FM O&G had outstanding indebtedness of approximately $6.7 billion, which includes $0.7 billion of fair value adjustments to the stated value of assumed debt, that ranks equally with its guarantee of the new notes and no secured indebtedness outstanding.

Guarantee

On May 31, 2013, FM O&G entered into a supplemental indenture, pursuant to which FM O&G agreed to fully and unconditionally guarantee our obligations under the notes and the indenture. Accordingly, the new notes will be fully and unconditionally guaranteed by FM O&G (such guarantee of the new notes herein referred to as the “guarantee requirement”). FM O&G agreed to pay, in addition to the amount stated above, any and all costs and expenses (including reasonable counsel fees and expenses) incurred by the trustee or the holders of the notes in enforcing any rights under FM O&G’s guarantee of the notes.

FM O&G’s guarantee of the notes:

•	is a general unsecured obligation of FM O&G;

•

is pari passu in right of payment with all existing and future senior indebtedness of FM O&G, but is effectively subordinated to all of FM O&G’s future secured indebtedness to the extent of the value of the collateral that secures such indebtedness; and

•	is senior in right of payment to all existing and future subordinated indebtedness of FM O&G.

FM O&G is our only subsidiary that guarantees the notes. In the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, the non-guarantor subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us. As of June 30, 2013, our subsidiaries other than FM O&G had approximately $11.7 billion of outstanding indebtedness and other liabilities and held an aggregate of approximately 84% of our consolidated assets.

The obligations of FM O&G under its guarantee of the notes are limited as necessary to prevent such guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law; however, the effect of such provision may be limited by applicable law. See “Risk Factors—Risks Related to the New Notes—The

guarantee of the new notes by FM O&G could be voided if it constitutes a fraudulent transfer under U.S. bankruptcy or similar state law, which would prevent the holders of the new notes from relying on FM O&G to satisfy claims.”

The indenture provides for the release of the FM O&G guarantee in certain circumstances, including:

•	if all or substantially all of the equity interests or assets of FM O&G are sold, transferred or otherwise disposed of, other than to us, one of our subsidiaries or one of our affiliates;

•

if FM O&G no longer (1) has any obligations in respect of any FM O&G Debt or any refinancing or replacement thereof and (2) guarantees any obligations of FCX in respect of (and is no longer a co-borrower under) any of our revolving credit facility, our term loan or Other Senior Debt (as defined below) or, in each case, any refinancing or replacement thereof, and is released or discharged from each guarantee granted by FM O&G with respect to all of such indebtedness other than obligations arising under the indenture and any notes issued under the indenture, except discharges or releases by, or as a result of payment under, such guarantees; and

•	under the circumstances described under “—Additional Guarantors.”

“Other Senior Debt” means any other unsecured, unsubordinated capital market indebtedness of FCX ranking on a pari passu basis with the obligations of FCX under the indenture that is issued in a registered public offering or a private placement transaction (including pursuant to Rule 144A under the Securities Act).

“FM O&G Debt” means Indebtedness (as defined in the term loan) under (a) the 6 1/8% Senior Notes due 2019, (b) the 8 5/8% Senior Notes due 2019, (c) the 7 5/8% Senior Notes due 2020, (d) the 6 1/2% Senior Notes due 2020, (e) the 6 5/8% Senior Notes due 2021, (f) the 6 3/4% Senior Notes due 2022 and (g) the 6 7/8% Senior Notes due 2023, in each case originally issued by PXP pursuant to the indenture dated as of March 13, 2007 as amended or supplemented, among PXP, as original issuer, FM O&G, as successor issuer, FCX Oil & Gas, Inc., as co-issuer, FCX, as parent guarantor, and Wells Fargo Bank, N.A. as trustee.

Optional Redemption

We may, at our option, at any time and from time to time redeem, in whole or in part, prior to the maturity date for the 2018 notes, the maturity date of the 2020 notes, the date that is three months prior to the maturity date for the 2023 notes or the date that is six months prior to the maturity date for the 2043 notes, the notes of the applicable series on not less than 30 nor more than 60 days’ prior notice mailed to the holders of such notes, with a copy provided to the trustee. The notes of any or all series will be redeemable at a redemption price, to be calculated by us, equal to the greater of (1) 100% of the principal amount of the notes to be redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (not including interest accrued to the date of redemption), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 25 basis points with respect to the 2018 notes, 30 basis points with respect to the 2020 notes, 35 basis points with respect to the 2023 notes and 40 basis points with respect to the 2043 notes, plus, in each case, accrued and unpaid interest on the notes to be redeemed to the date of redemption.

If the 2023 notes are redeemed on or after the date that is three months prior to their maturity date or the 2043 notes are redeemed on or after the date that is six months prior to their maturity date, such notes will be redeemed at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest to the date of redemption.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

“Comparable Treasury Price” means, with respect to any redemption date, the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or if we obtain fewer than four such Reference Treasury Dealer Quotations, the average of all Quotations obtained.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us.

“Reference Treasury Dealer” means each of J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, their respective successors and up to two other nationally recognized investment banking firms that are Primary Treasury Dealers specified from time to time by us, except that if any of the foregoing ceases to be a primary U.S. government securities dealer in the United States (a “Primary Treasury Dealer”) we are required to designate as a substitute another nationally recognized investment banking firm that is a Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by such Reference Treasury Dealer as of 3:30 p.m., New York City time, on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity (computed as of the third business day immediately preceding such redemption date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

On and after any redemption date, interest will cease to accrue on the notes of a series called for redemption. Prior to any redemption date, we are required to deposit with a paying agent money sufficient to pay the redemption price of and accrued interest on such notes to be redeemed on such date. If we are redeeming less than all the notes of that series, the trustee under the indenture must select the notes to be redeemed by such method as the trustee deems fair and appropriate in accordance with methods generally used at the time of selection by fiduciaries in similar circumstances.

Change of Control Triggering Event

Upon the occurrence of a Change of Control Triggering Event with respect to the notes of any series, unless we have exercised our right to redeem the notes of the applicable series as described under “—Optional Redemption” by giving irrevocable notice to the trustee, in each case in accordance with the indenture, each holder of notes of the applicable series will have the right to require us to purchase all or a portion of such holder’s applicable series of notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (the “Change of Control Payment”), subject to the rights of holders of the applicable series of notes on the relevant record date to receive interest due on the relevant interest payment date.

Unless we have given written notice of a redemption of the notes of the applicable series or exercised our right to redeem the notes of the applicable series, within 30 days following the date upon which the Change of Control Triggering Event occurred with respect to the applicable series of notes, or at our option, prior to any Change of Control but after the public announcement of the pending Change of Control, we will be required to send, by first class mail, a notice to each holder of the applicable series of notes, with a copy to the trustee, which notice will govern the terms of the Change of Control Offer. Such notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the “Change of Control Payment Date”). The notice, if mailed prior to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date.

On the Change of Control Payment Date, we will, to the extent lawful:

•	accept or cause a third party to accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

•	deposit or cause a third party to deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

•

deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being repurchased and that all conditions precedent to the Change of Control Offer and to the repurchase by us of notes pursuant to the Change of Control Offer have been complied with.

We will not be required to make a Change of Control Offer with respect to the applicable series of notes if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by us and such third party purchases all the notes of the applicable series properly tendered and not withdrawn under its offer.

We will comply in all material respects with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes of the applicable series as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the notes of the applicable series, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Offer provisions of the notes by virtue of any such conflict.

For purposes of the foregoing discussion of a Change of Control Offer, the following definitions are applicable:

“Change of Control” means the occurrence of any of the following after the date of issuance of the notes:

1.	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or series of related transactions, of all or substantially all of the assets of FCX and its subsidiaries taken as a whole to any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) other than to FCX or one of its subsidiaries;

2.	the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act, it being agreed that an employee of FCX or any of its subsidiaries for whom shares are held under an employee stock ownership, employee retirement, employee savings or similar plan and whose shares are voted in accordance with the instructions of such employee shall not be a member of a “group” (as that term is used in Section 13(d)(3) of the Exchange Act) solely because such employee’s shares are held by a trustee under said plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of Voting Stock representing more than 50% of the voting power of our outstanding Voting Stock or of the Voting Stock of any of FCX’s direct or indirect parent companies;

3.	we consolidate with, or merge with or into, any Person, or any Person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our outstanding Voting Stock or Voting Stock of such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where our Voting Stock outstanding immediately prior to such transaction constitutes, or is converted into or exchanged for, Voting Stock representing at least a majority of the voting power of the Voting Stock of the surviving Person immediately after giving effect to such transaction;

4.	the first day on which a majority of the members of our board of directors or the board of directors of any of FCX’s direct or indirect parent companies are not Continuing Directors; or

5.	the adoption of a plan relating to our liquidation or dissolution.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control solely because we become a direct or indirect wholly-owned subsidiary of a holding company if the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of our Voting Stock immediately prior to that transaction.

“Change of Control Triggering Event” means, with respect to any series of notes, (i) the rating of such notes is lowered by each of the Rating Agencies on any date during the period (the “Trigger Period”) commencing on the earlier of (a) the occurrence of a Change of Control and (b) the first public announcement by us of any Change of Control (or pending Change of Control), and ending 60 days following consummation of such Change of Control (which Trigger Period will be extended following consummation of a Change of Control for so long as any of the Rating Agencies has publicly announced that it is considering a possible ratings change), and (ii) such notes are rated below Investment Grade by each of the Rating Agencies on any day during the Trigger Period; provided that a Change of Control Trigger Event will not be deemed to have occurred in respect of a particular Change of Control if each Rating Agency making the reduction in rating does not publicly announce or confirm or inform the trustee at our request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of or in respect of, the Change of Control.

Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Continuing Director” means, as of any date of determination, any member of the applicable board of directors who: (1) was a member of such board of directors on the date of issuance of the notes or (2) was nominated for election, elected or appointed to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination, election or appointment (either by a specific vote or by approval of a proxy statement in which such member was named as a nominee for election as a director).

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s) and a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P), and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by us under the circumstances permitting us to select a replacement agency and in the manner for selecting a replacement agency, in each case as set forth in the definition of “Rating Agency.”

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Rating Agency” means each of Moody’s and S&P; provided, that if any of Moody’s or S&P ceases to provide rating services to issuers or investors, we may appoint another “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act as a replacement for such Rating Agency.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Voting Stock” of any specified Person as of any date means the capital stock of such Person that is at the time entitled to vote generally in the election of the board of directors of such Person.

For purposes of the notes, the following definition is applicable:

“Person” means any individual, corporation, partnership, limited liability company, business trust, association, joint-stock company, joint venture trust, incorporated or unincorporated organization or government or any agency or political subdivision thereof.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of FCX and its subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise, established definition of the phrase under applicable law. Accordingly, the applicability of the requirement that we offer to repurchase the notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of FCX and its subsidiaries taken as a whole to another Person or group may be uncertain.

Certain Covenants

Restriction on liens

We will not, nor will we permit any Domestic Subsidiary to, incur, issue, assume or guarantee any Debt secured by a Lien upon any Principal Property or on any shares of stock or indebtedness of any Domestic Subsidiary (whether such Principal Property, shares of stock or indebtedness is now owned or hereafter acquired) without in any such case effectively providing that the notes (together with, if we shall so determine, any other indebtedness of or guaranteed by us or such Domestic Subsidiary ranking equally with the notes then existing or thereafter created) shall be secured equally and ratably with such Debt for so long as such Debt is so secured, except that the foregoing restrictions shall not apply to:

(i) Liens on property, shares of stock or indebtedness of or guaranteed by any Person existing at the time such Person becomes a Domestic Subsidiary;

(ii) Liens on property existing at the time of acquisition thereof or to secure the payment of all or part of the purchase or construction price of property, or to secure Debt incurred or guaranteed for the purpose of financing all or part of the purchase or construction price of property or the cost of improvements on property, which Debt is incurred or guaranteed prior to, at the time of, or within 180 days after the later of such acquisition or completion of such improvements or construction or commencement of commercial operation of the property;

(iii) Liens in favor of us or any Subsidiary;

(iv) Liens on property of a Person existing at the time such Person is merged into or consolidated with us or a Domestic Subsidiary or at the time of a purchase, lease or other acquisition of the property of a Person as an entirety or substantially as an entirety by us or a Domestic Subsidiary;

(v) Liens on our property or that of a Domestic Subsidiary in favor of the United States of America or any State thereof, or any political subdivision thereof, or any department, agency or instrumentality of the foregoing, or in favor of any other country, or any political subdivision thereof, to secure certain payments pursuant to any contract or statute or to secure any indebtedness incurred or guaranteed for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such Liens (including, but not limited to, Liens incurred in connection with pollution control revenue bond, industrial revenue bond or similar financing);

(vi) Liens imposed by law, for example mechanics’, workmen’s, repairmen’s or other similar Liens arising in the ordinary course of business;

(vii) pledges or deposits under workmen’s compensation or similar legislation or in certain other circumstances;

(viii) Liens in connection with legal proceedings;

(ix) Liens for taxes or assessments or governmental charges or levies not yet due or delinquent, of which can thereafter be paid without penalty, or which are being contested in good faith by appropriate proceedings;

(x) Liens consisting of restrictions on the use of real property that do not interfere materially with the property’s use;

(xi) Liens existing on the date of the indenture;

(xii) Liens securing or arising by reason of any netting or set-off arrangement entered into in the ordinary course of banking or other trading activities or Liens over cash accounts securing cash pooling arrangements;

(xiii) Liens securing all or part of the cost of exploring, producing, gathering, transporting, processing, marketing, drilling or developing any of our or our Domestic Subsidiaries’ properties, in each case incurred in the ordinary course of a Related Business, or securing indebtedness incurred to provide funds therefor or indebtedness incurred to finance all or part of the cost of acquiring, constructing, altering, improving or repairing any such properties or improvements used in connection with such properties, in each case incurred in the ordinary course of a Related Business, or securing indebtedness incurred to provide funds therefor;

(xiv) Liens reserved in oil, gas or other mineral leases for bonus or rental payments and for compliance with the terms of such leases;

(xv) Liens pursuant to partnership agreements, oil, gas and other mineral leases, farm-out agreements, division orders, contracts for the sale, purchase, exchange or processing of oil, gas or other hydrocarbons, unitization and pooling declarations and agreements, operating agreements, development agreements, area of mutual interest agreements, forward sale agreements, oil and gas delivery obligations, and other agreements which are customary in the oil, gas and other mineral exploration, development and production business and in the business of processing gas and gas condensate production of the extraction of products therefrom, in each case entered into in the ordinary course of business in a Related Business; and

(xvi) any refinancing, extension, renewal or replacement (or successive refinancings, extensions, renewals or replacements), in whole or in part, of any Lien referred to in any of the foregoing clauses that does not increase the Debt secured by such Lien.

Notwithstanding the above, we may and any one or more of our Domestic Subsidiaries may, without securing the notes, incur, issue, assume or guarantee secured Debt which would otherwise be subject to the foregoing restrictions, provided that after giving effect thereto the aggregate amount of Debt which would otherwise be subject to the foregoing restrictions then outstanding (not including secured Debt permitted under the foregoing exceptions) plus Attributable Debt relating to sale and leaseback transactions restricted by the provisions of the “Restrictions on sale and leaseback transactions” covenant below does not exceed 15% of our Consolidated Net Tangible Assets.

For the avoidance of doubt, (i) the sale or other transfer of any oil, gas or other minerals in place for a period of time until the purchaser will realize therefrom a specified amount of money (however determined) or a specified amount of such oil, gas or other minerals, (ii) the sale or other transfer of any oil, gas or other minerals in an amount such that the purchaser will realize therefrom a specified amount of money (however determined); (iii) the sale or other transfer of any other interest in property of a character commonly referred to as a “production payment”; (iv) any acquisition of any property or assets by us or our Domestic Subsidiaries that is subject to any reservation that creates or reserves for the seller an interest in any oil, gas, metals or other minerals in place or the proceeds from their sale; (v) any conveyance or assignment in which we or our Domestic Subsidiaries convey or assign an interest in any oil, gas, metals or other minerals in place or the proceeds from their sale; or (vi) any lien upon any of our or our Domestic Subsidiaries’ wholly or partially owned or leased property or assets, to secure the payment of our or our Domestic Subsidiaries’ proportionate part of the development or operating expenses in realizing the oil, gas, metal or mineral resources of such property, shall not constitute the incurrence of Debt secured by a Lien.

Restrictions on sale and leaseback transactions

Sale and leaseback transactions by us or any Domestic Subsidiary of any Principal Property (whether now owned or hereafter acquired) are prohibited unless:

(i) we or such Domestic Subsidiary would be entitled under the indenture to issue, assume or guarantee Debt secured by a Lien upon such Principal Property at least equal in amount to the Attributable Debt in respect of such transaction without equally and ratably securing the notes, provided that such Attributable Debt shall thereupon be deemed to be Debt subject to the provisions described above under “Restriction on liens” or

(ii) within 180 days, an amount in cash not less than the amount of the net proceeds from the sale of the Principal Property leased pursuant to the arrangement is applied to (x) the purchase of other property or assets or (y) the retirement of Funded Debt (Debt that matures at or is extendible or renewable at the option of the obligor to a date more than twelve months after the date of the creation of such Debt) ranking pari passu with the notes.

The restrictions described above do not apply to the following:

(i) a sale and leaseback transaction between us and a Domestic Subsidiary or between Domestic Subsidiaries, or that involves the taking back of lease for a period of less than three years, or

(ii) if, at the time of the sale and leaseback transaction, after giving effect to the transaction, the aggregate amount of Attributable Debt relating to sale and leaseback transactions by us or any Domestic Subsidiary (other than transactions permitted by the previous bullet points) plus all outstanding secured Debt restricted by the provisions of the “Restriction on liens” covenant above, does not exceed 15% of our Consolidated Net Tangible Assets.

Certain Definitions Relating to Our Restrictive Covenants. Following are the meanings of the terms that are important in understanding the restrictive covenants previously described.

“Attributable Debt” means the present value (discounted at the rate of interest implicit in the terms of the lease) of the obligation of a lessee for net rental payments during the remaining term of any lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

“Consolidated Net Tangible Assets” means the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (a) all current liabilities (excluding any indebtedness for money borrowed having a maturity of less than 12 months from the date of the most recent consolidated balance sheet of FCX but which by its terms is renewable or extendable beyond 12 months from such date at the option of the borrower) and (b) all goodwill, trade names, patents, unamortized debt discount and expense and any other like intangibles, all as set forth on the most recent consolidated balance sheet of FCX and computed in accordance with U.S. generally accepted accounting principles.

“Debt” means indebtedness for money borrowed that in accordance with applicable generally accepted accounting principles would be reflected on the balance sheet of the obligor as a liability as of the date on which Debt is to be determined.

“Domestic Subsidiary” means a Subsidiary that owns or leases any Principal Property except a Subsidiary (a) that transacts any substantial portion of its business and regularly maintains any substantial portion of its fixed assets outside of the United States or (b) that is engaged primarily in financing the operation of us or our Subsidiaries, or both, outside the United States.

“Lien” means any mortgage, pledge, lien or other encumbrance.

“Principal Property” means a single oil, gas, metal or other mineral property (other than inventory or receivables), building, structure, concentrator, smelter, refinery, facility or plant, together with the land upon which it stands and the fixtures that are a part of it, owned or leased by FCX or any Domestic Subsidiary which has a net book value in excess of 2.5% of Consolidated Net Tangible Assets other than any oil, gas, metal or other mineral property, building, structure, concentrator, smelter, refinery, facility or plant which in the opinion of FCX’s Board of Directors, is not of material importance to the business conducted by FCX and its Subsidiaries as an entirety.

“Related Business” means any business which is the same as or related, ancillary or complementary to any of the businesses of FCX, FM O&G, as successor entity of PXP, or MMR on December 31, 2012.

“Subsidiary” means any corporation, partnership or other legal entity (a) the accounts of which are consolidated with ours in accordance with U.S. generally accepted accounting principles and (b) of which, in the case of a corporation, more than 50% of the outstanding voting stock is owned, directly or indirectly, by us or by one or more other Subsidiaries, or by us and one or more other Subsidiaries or, in the case of any partnership or other legal entity, more than 50% of the ordinary equity capital interests is, at the time, directly or indirectly owned or controlled by us or by one or more of the Subsidiaries or by us and one or more of the Subsidiaries.

Consolidation, Merger or Sale

The indenture does not restrict the ability of FCX to merge or consolidate with or into, or sell, convey, transfer or lease all or substantially all of its properties and assets to any Person as long as certain conditions are met. We may only merge or consolidate with or into, or sell, convey, transfer or lease all or substantially all of our properties and assets to, any Person, if (1) we are the surviving Person or the successor Person (if other than us) is organized and validly existing under the laws of any U.S. domestic jurisdiction, (2) immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing, and (3) certain other conditions are met. Any such successor, acquiror or lessor of such assets must expressly assume all of our obligations under the indenture and the notes and will succeed to every right and power of FCX under the indenture. Thereafter, except in the case of a lease, the predecessor or transferor of such assets will be relieved of all obligations and covenants under the indenture and the notes.

Additional Guarantors

If any subsidiary of FM O&G that has not already guaranteed the notes guarantees or becomes a borrower or guarantor under any obligations pursuant to (1) any FM O&G Debt or any refinancing or replacement thereof or (2) any of our revolving credit facility, any other bank credit facility of FCX, our term loan or any Other Senior Debt or, in each case, any refinancing or replacement thereof, then such subsidiary will guarantee the notes by promptly executing a supplemental indenture and delivering it to the trustee. Any such subsidiaries, together with FM O&G, are herein collectively referred to as “note guarantors.” Notwithstanding the foregoing, any guarantee by a note guarantor that was issued pursuant to this paragraph solely as a result of such note guarantor’s guarantee or incurrence of any such indebtedness shall be automatically and unconditionally released upon the release or discharge of the guarantee that resulted in the creation of such note guarantor’s guarantee of the notes (or upon such note guarantor ceasing to be a borrower), except a discharge or release by, or as a result of payment under, such guarantee.

Events of Default

The following are events of default under the indenture with respect to any series of notes:

•	we fail to pay interest when due and such failure continues for 30 days;

•	we fail to pay the principal or any premium when due;

•

we fail to observe or perform any other covenant or agreement contained in the notes or the indenture, other than a covenant or agreement specifically relating to, and solely for the benefit of another series of debt securities, and such failure continues for 90 days after we receive notice of default from the trustee or from the holders of at least 25% in aggregate principal amount of the outstanding debt securities of all of the affected series;

•

a guarantee ceases to be in full force and effect or is declared to be null and void and unenforceable or the guarantee is found to be invalid or a note guarantor denies its liability under its guarantee (other than by reason of release of the note guarantor in accordance with the terms of the indenture); and

•	certain events of bankruptcy, insolvency or reorganization occur of FCX or any note guarantor, whether voluntary or not.

If, with regard to any series of notes, an event of default resulting from a failure to pay principal, any premium or interest occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes of that series may declare the principal of all notes of that series immediately due and payable.

If an event of default other than a failure to pay principal, any premium or interest or resulting from certain events of bankruptcy, insolvency or reorganization occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of all affected series (all such series voting together as a single class) may declare the principal of all debt securities of such affected series immediately due and payable.

In the case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, and before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul the acceleration if all events of default, other than the non-payment of accelerated principal and interest, if any, with respect to debt securities of that series have been cured or waived as provided in the indenture.

The holders of a majority in principal amount of the outstanding debt securities of all affected series (voting together as a single class) may waive any past default with respect to such series and its consequences, except a default or events of default regarding payment of principal, any premium or interest, in which case the holders of the outstanding debt securities of each affected series shall vote to waive such default or event of default as a separate class. Such a waiver will eliminate the default.

If an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture unless the holders of the debt securities have offered the trustee security or indemnity satisfactory to the trustee against the costs, expenses and liabilities that it might incur, and then only to the extent required by the terms of the indenture. The holders of a majority in principal amount of the outstanding debt securities of all series affected by an event of default, voting together as a single class, or, in the event of a default in the payment of principal, any premium or interest, the holders of a majority of the principal amount outstanding of each affected series voting as a separate class, will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of such series, provided that:

•

such direction is not in conflict with any law or the applicable indenture or unduly prejudicial to the rights of holders of any other series of debt securities outstanding under the applicable indenture; and

•	the trustee need not take any action that might involve it in personal liability.

A holder of notes of a particular series will only have the right to institute a proceeding under the indenture or to appoint a receiver or trustee or to seek other remedies, in each case with respect to such series of debt securities, if:

•	the holder has given written notice to the trustee of a continuing event of default;

•

in the case of an event of default relating to the payment of principal, any premium or interest, the holders of at least 25% in aggregate principal amount of the outstanding notes of the particular series have made written request to the trustee to institute proceedings as trustee;

•

in the case of an event of default not relating to payment of principal, any premium or interest, the holders of at least 25% in aggregate principal amount of the outstanding debt securities of all series affected by such event of default (voting together as a single class) have made written request to the trustee to institute proceedings as trustee;

•	such holders have offered indemnity satisfactory to the trustee to cover the cost of the proceedings; and

•

the trustee does not institute a proceeding as requested, and does not receive conflicting directions from a majority in principal amount of the outstanding debt securities of (i) the particular series, in the case of an event of default relating to the payment of principal, any premium or interest or (ii) all affected series, in the case of an event of default not relating to the payment of principal, any premium or interest in each case, within 60 days of receiving the written notice of an event of default and offer of indemnity.

Notwithstanding any other provision of the indenture, the holder of any note will have an absolute and unconditional right to receive payment of the principal of and interest, if any, on that note on or after the due dates expressed in that note and to institute suit for the enforcement of payment.

FCX will be required to furnish to the trustee annually a statement by an officer as to whether or not FCX, to his or her knowledge, is in default in the performance or observance of any of the terms, provisions and conditions of the indenture and, if so, specifying all such known defaults.

Modification of Indenture

Without the consent of any holders of any notes, FCX and the trustee may amend or supplement the indenture or the notes:

•	to fix any ambiguity, defect or inconsistency in the indenture;

•	to effect the assumption of a successor corporation of our obligations under such indenture and the outstanding debt securities;

•	to add to our covenants for the benefit of the holders of all or any series of debt securities under such indenture or surrender any right or power we have under such indenture;

•	to change anything that does not materially adversely affect the interests of any holder of debt securities of any series;

•	to add or release a note guarantor as required or permitted by the indenture; and

•	to effect certain other limited purposes described in the indenture.

The indenture or the notes may be amended or supplemented by FCX and the trustee with the written consent of the holders of a majority of the principal amount of the outstanding debt securities of all affected series then outstanding under the indenture (all such series voting together as a single class). However, the following changes may only be made with the consent of each holder of debt securities of each series affected by the change:

•	extending the fixed maturity;

•	reducing the principal amount;

•	reducing the rate of or extending the time of payment of interest;

•	reducing any premium payable upon redemption;

•	releasing any note guarantor from any of its obligations under its guarantee or the indenture other than in accordance with the terms of the indenture; or

•	reducing the percentage of debt securities referred to above, the holders of which are required to consent to any amendment or supplement.

Defeasance and Covenant Defeasance

Subject to certain conditions, we may elect either:

•	defeasance for a series of notes, whereby we are discharged from any and all obligations with respect to the notes of that series, except as otherwise provided in the indenture; or

•	covenant defeasance for a series of notes, whereby we are released from our obligations with respect to certain covenants that apply to that series.

We may do so by depositing with the trustee money and/or certain government securities which through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal and any premium and interest on the applicable series of notes on their scheduled due dates. This type of a trust may only be established if, among other things, we have delivered to the trustee an officers’ certificate and an opinion of counsel, each meeting the requirements set forth in the indenture.

Notices

Notices to holders of notes will be given by mail to the addresses of those holders as they appear in the security register.

Trustee

U.S. Bank National Association is the trustee under the indenture. Initially, the trustee will also act as the paying agent and registrar for the notes. In the ordinary course of their businesses, affiliates of the trustee have engaged in commercial banking transactions with us, and may in the future engage in commercial banking and other transactions with us.

Rights and Duties of the Trustee

The trustee, except when there is an event of default, will perform only those duties as are specifically stated in the indenture. If an event of default has occurred and is continuing with respect to any series of notes, the trustee, in exercising its rights and powers with respect to such notes under the indenture, must use the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Except as provided in the preceding sentence, the trustee is not required to exercise any of the powers given it by the indenture at the request of any holder of notes unless it is offered security or indemnity satisfactory to the trustee against the costs, expenses and liabilities that it might incur. The trustee is not required to spend or risk its own money or otherwise become financially liable while performing its duties or exercising its rights or powers unless the holders of the notes have provided assurance of reimbursement and indemnification satisfactory to the trustee. The trustee will not be deemed to have any notice of any default or event of default unless a responsible officer of the trustee has actual knowledge of or receives written notice of the default which specifies the affected securities and the relevant indenture. Furthermore, the rights and protections of the trustee, including its right of indemnification under the indenture, extend to the trustee’s officers, directors, agents and employees, and will survive the trustee’s resignation and removal.

Payment and Paying Agents

We will pay interest on any note to the person in whose name the note is registered on the regular record date for the applicable interest payment date.

We will pay principal, any premium and interest on the notes of a particular series at the office of one or more paying agents that we designate for that series. We have initially designated the corporate trust office of the trustee in Houston, Texas as our sole paying agent. We will be required to maintain a paying agent in each place of payment for the notes.

All money we pay to a paying agent or the trustee for the payment of principal, any premium or interest on any note which remains unclaimed for period of two years after the principal, premium or interest has become due and payable will, upon our request, be repaid to us. After that, all liability of the trustee and such paying agent(s) with respect to such money shall cease, and the holder of the note may then look only to us for payment of those amounts.

Governing Law

The indenture and the notes will be governed by and interpreted in accordance with the laws of the State of New York.

THE EXCHANGE OFFER

On March 7, 2013, we entered into registration rights agreements with respect to each series of the old notes with the initial purchasers. On May 31, 2013, FM O&G entered into a counterpart to each of the registration rights agreements pursuant to which FM O&G became a party to each registration rights agreement. In each registration rights agreement, we agreed to use our reasonable best efforts to:

(1)	file a registration statement with the SEC, covering an offer to the holders of the old notes to exchange all the old notes for the new notes offered hereby (substantially identical in all material respects to the old notes, except that the new notes will not contain terms with respect to transfer restrictions or any increase in annual interest rate);

(2)	have such registration statement become and remain effective until 180 days after the last date of acceptance for exchange (“Exchange Date”) for use by one or more participating broker-dealers; and

(3)	to keep the exchange offer open for not less than 20 business days after notice of the exchange offer is mailed, but in any event, to cause the exchange offer to be consummated no later than March 7, 2014 (or 365 days after the issuance of the old notes).

Each registration rights agreement defines “registrable securities” initially to mean the applicable series of old notes. Each series of the old notes will cease to be registrable securities upon the earliest to occur of (i) when a registration statement with respect to such old notes has become effective under the Securities Act and such old notes have been exchanged or disposed of pursuant to such registration statement, (ii) when such old notes cease to be outstanding, or (iii) except in the case of old notes that otherwise remain registrable securities and that are held by an initial purchaser and that are ineligible to be exchanged in the exchange offer, when the exchange offer is consummated.

If a “registration default” (as defined in each registration rights agreement) occurs with respect to old notes of a particular series that are registrable securities, then additional interest shall accrue on the principal amount of the old notes of such series that are registrable securities at a rate of 0.25% per annum for the first 90-day period beginning on the day immediately following such registration default (which rate will be increased by an additional 0.25% per annum for each subsequent 90-day period that such additional interest continues to accrue, provided that the rate at which such additional interest accrues may in no event exceed 0.50% per annum). The additional interest will cease to accrue when the registration default is cured.

A registration default occurs with respect to each series of the old notes if (1) we have not exchanged new notes for all old notes validly tendered in accordance with the terms of the exchange offer on or prior to March 7, 2014 (or the 365th day after the issuance of the old notes) or, if a shelf registration statement is required and has not become effective, on or prior to the later of (a) March 7, 2014 (or the 365th day after the issuance of the old notes) and (b) the 90th day after delivery of a shelf registration request or (2) a shelf registration statement covering resales of the old notes ceases to be effective or the prospectus contained therein ceases to be usable for resales of registrable securities at any time during the required effectiveness period, and such failure to remain effective or be usable exists for more than 60 days (whether or not consecutive) in any 12-month period. A registration default is cured with respect to a series of the old notes, and additional interest ceases to accrue on any registrable securities of such series of the old notes, when the exchange offer is completed or the shelf registration statement becomes effective, or when the shelf registration statement again becomes effective or the prospectus again becomes usable, as applicable, or when the old notes of such series cease to be registrable securities.

The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of old notes in any jurisdiction in which the exchange offer or acceptance of the exchange offer would violate the securities or blue sky laws of that jurisdiction.

Terms of the Exchange Offer; Period for Tendering Old Notes

This prospectus and the accompanying letter of transmittal contain the terms and conditions of the exchange offer. Upon the terms and subject to the conditions included in this prospectus and in the accompanying letter of transmittal, which together are the exchange offer, we will accept for exchange old notes which are properly tendered on or prior to the expiration date, unless you have previously withdrawn them.

•

When you tender to us old notes as provided below, our acceptance of the old notes will constitute a binding agreement between you and us upon the terms and subject to the conditions in this prospectus and in the accompanying letter of transmittal.

•

For each $2,000 principal amount of old notes (and $1,000 principal amount of old notes in excess thereof) surrendered to us in the exchange offer, we will give you $2,000 principal amount of new notes (and $1,000 principal amount of new notes in excess thereof). Outstanding old notes may only be tendered in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

•

We will keep the exchange offer open for not less than 20 business days, or longer if required by applicable law, after the date that we first mail notice of the exchange offer to the holders of the old notes. We are sending this prospectus, together with the letter of transmittal, on or about the date of this prospectus to all of the registered holders of old notes at their addresses listed in the trustee’s security register with respect to the old notes.

•

The exchange offer expires at 11:59 p.m., New York City time, on                     , 2013; provided, however, that we, in our sole discretion, may extend the period of time for which the exchange offer is open. The term “expiration date” means                     , 2013 or, if extended by us, the latest time and date to which the exchange offer is extended.

•

As of the date of this prospectus, $1,500,000,000 in aggregate principal amount of old 2018 notes, $1,000,000,000 in aggregate principal amount of old 2020 notes, $2,000,000,000 in aggregate principal amount of old 2023 notes and $2,000,000,000 in aggregate principal amount of old 2043 notes were outstanding. The exchange offer is not conditioned upon any minimum principal amount of old notes being tendered.

•	Our obligation to accept old notes for exchange in the exchange offer is subject to the conditions that we describe in the section called “Conditions to the exchange offer” below.

•

We expressly reserve the right, at any time, to extend the period of time during which the exchange offer is open, and thereby delay acceptance of any old notes, by giving oral or written notice of an extension to the exchange agent and notice of that extension to the holders as described below. During any extension, all old notes previously tendered will remain subject to the exchange offer unless withdrawal rights are exercised. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly following the expiration or termination of the exchange offer.

•

We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes that we have not yet accepted for exchange, if any of the conditions of the exchange offer specified below under “Conditions to the Exchange Offer” are not satisfied. In the event of a material change in the exchange offer, including the waiver of a material condition, we will extend the offer period if necessary so that at least five business days remain in the exchange offer following notice of the material change.

•

We will give oral or written notice of any extension, amendment, termination or non-acceptance described above to holders of the old notes promptly. If we extend the expiration date, we will give notice by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date. Without limiting the manner in which we may choose to make any public announcement and subject to applicable law, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a release to Business Wire.

•	Holders of old notes do not have any appraisal or dissenters’ rights in connection with the exchange offer.

•

Old notes which are not tendered for exchange or are tendered but not accepted in connection with the exchange offer will remain outstanding and be entitled to the benefits of the indenture, but will not be entitled to any further registration rights under the registration rights agreement.

•	We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC thereunder.

•	By executing, or otherwise becoming bound by, the letter of transmittal, you will be making the representations described below to us. See “—Resale of the New Notes” below.

Important rules concerning the exchange offer

You should note that:

•

All questions as to the validity, form, eligibility, time of receipt and acceptance of old notes tendered for exchange will be determined by us in our sole discretion, which determination shall be final and binding.

•

We reserve the absolute right to reject any and all tenders of any particular old notes not properly tendered or to not accept any particular old notes which acceptance might, in our judgment or the judgment of our counsel, be unlawful.

•

We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular old notes either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender old notes in the exchange offer. Unless we agree to waive any defect or irregularity in connection with the tender of old notes for exchange, you must cure any defect or irregularity within any reasonable period of time as we shall determine.

•	Our interpretation of the terms and conditions of the exchange offer as to any particular old notes either before or after the expiration date shall be final and binding on all parties.

•

Neither FCX, FM O&G, the exchange agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of old notes for exchange, nor shall any of them incur any liability for failure to give any notification.

Procedures for Tendering Old Notes

The tender by a holder of old notes pursuant to the procedures set forth below will constitute the tendering holder’s acceptance of the terms and conditions of the exchange offer. Our acceptance for exchange of old notes tendered pursuant to the procedures described below will constitute a binding agreement between such tendering holder and us in accordance with the terms and subject to the conditions of the exchange offer. Only holders are authorized to tender their old notes. The procedures by which old notes may be tendered by beneficial owners that are not holders will depend upon the manner in which the old notes are held. All of the old notes were issued in book-entry form, and all of the old notes are currently represented by global certificates registered in the name of Cede & Co., the nominee of DTC.

DTC has authorized DTC participants that are beneficial owners of old notes through DTC to tender their old notes as if they were holders. To effect a tender, DTC participants should transmit their acceptance to DTC through the DTC Automated Tender Offer Program System (“ATOP”), for which the transaction will be eligible, and follow the procedures for book-entry transfer, set forth below under “—Book-entry delivery procedures.”

Tender of old notes held through a custodian

To tender effectively old notes that are held of record by a custodian bank, depository, broker, trust company or other nominee, the beneficial owner thereof must instruct such holder to tender the old notes on the beneficial owner’s behalf. A letter of instructions from the record owner to the beneficial owner may be included in the materials provided along with this prospectus which may be used by the beneficial owner in this process to instruct the registered holder of such owner’s old notes to effect the tender.

Tender of old notes held through DTC

To tender effectively old notes that are held through DTC, DTC participants should transmit their acceptance through ATOP, for which the transaction will be eligible, and DTC will then edit and verify the acceptance and send an agent’s message (described below) to the exchange agent for its acceptance. By using the ATOP procedures to exchange old notes, you will not be required to deliver a letter of transmittal to the exchange agent. However, you will be bound by its terms just as if you had signed it.

Delivery of tendering old notes held through DTC must be made to the exchange agent pursuant to the book-entry delivery procedures set forth below.

Except as provided below, unless the old notes being tendered are deposited with the exchange agent on or prior to the expiration date (accompanied by a properly transmitted agent’s message), we may, at our option, reject such tender. Exchange of new notes for old notes will be made only against deposit of the tendered old notes and delivery of all other required documents.

Book-entry delivery procedures

The exchange agent will establish accounts with respect to the old notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus, and any financial institution that is a participant in DTC may make book-entry delivery of the old notes by causing DTC to transfer such old notes into the exchange agent’s account in accordance with DTC’s procedures for such transfer.

However, although delivery of old notes may be effected through book-entry at DTC, an agent’s message in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the exchange agent at one or more of its addresses set forth in this prospectus on or prior to the expiration date. Delivery of documents to DTC does not constitute delivery to the exchange agent. The confirmation of a book-entry transfer into the exchange agent’s account at DTC as described above is referred to herein as a “book-entry confirmation.”

The term “agent’s message” means a message transmitted by DTC to, and received by, the exchange agent and forming a part of the book-entry confirmation, which states that DTC has received an express acknowledgment from each participant in DTC tendering the old notes and that such participant has received the letter of transmittal and agrees to be bound by the terms of the letter of transmittal and we may enforce such agreement against such participant.

Notwithstanding any other provision hereof, delivery of new notes by the exchange agent for old notes tendered and accepted for exchange pursuant to the exchange offer will, in all cases, be made only after timely receipt by the exchange agent of book-entry confirmation of the transfer of such old notes into the exchange agent’s account at DTC as described above, and a properly transmitted agent’s message.

Withdrawal Rights

You can withdraw your tender of old notes at any time on or prior to the expiration date.

For a withdrawal to be effective, a written notice of withdrawal must be received by the exchange agent at one of the addresses listed below under “Exchange Agent.” Any notice of withdrawal must specify:

•	the name of the person having tendered the old notes to be withdrawn;

•	the old notes to be withdrawn;

•	the principal amount of the old notes to be withdrawn; and

•

if old notes have been tendered using the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of that facility.

Please note that all questions as to the validity, form, eligibility and time of receipt of notices of withdrawal will be determined by us, and our determination shall be final and binding on all parties. Any old notes so withdrawn will be considered not to have been validly tendered for exchange for purposes of the exchange offer.

If you have properly withdrawn old notes and wish to re-tender them, you may do so by following one of the procedures described under “Procedures for Tendering Old Notes” above at any time on or prior to the expiration date.

Conditions to the Exchange Offer

Notwithstanding any other provisions of the exchange offer, we will not be required to accept for exchange, or to issue new notes in exchange for, any old notes and may terminate or amend the exchange offer, if at any time before the acceptance of old notes for exchange or the exchange of the new notes for old notes, that acceptance or issuance would violate applicable law or any interpretation of the staff of the SEC.

That condition is for our sole benefit and may be asserted by us regardless of the circumstances giving rise to that condition. Our failure at any time to exercise the foregoing rights shall not be considered a waiver by us of that right. Our rights described in the prior paragraph are ongoing rights which we may assert at any time and from time to time.

In addition, we will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for any old notes, if at that time any stop order shall be threatened or in effect with respect to the exchange offer to which this prospectus relates or the qualification of the indenture under the Trust Indenture Act.

Exchange Agent

U.S. Bank National Association has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at one of the addresses set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent, addressed as follows:

By Mail or Hand:

By First Class Mail: U.S. Bank National Association Attn: Specialized Finance 60 Livingston Avenue – EP-MN-WS2N St. Paul, MN 55107-2292	By Courier or Overnight Delivery: U.S. Bank National Association Attn: Specialized Finance 111 Fillmore Avenue St. Paul, MN 55107-1402

By Facsimile:

(eligible institutions only)

(651) 495-8158

Attn: Specialized Finance

Confirm by Email:

escrowexchangepayments@usbank.com

For additional information contact:

Mauri Cowen

(713) 235-9206

mauri.cowen@usbank.com

Delivery to an address other than as listed above or transmission of instructions via facsimile other than as listed above does not constitute a valid delivery.

Fees and Expenses

The expenses of soliciting tenders pursuant to the exchange offer will be paid by us. The principal solicitation for tenders pursuant to the exchange offer is being made by mail; however, additional solicitations may be made by telegraph, telephone, telecopy or in person by our officers, regular employees and affiliates.

We will not make any payments to or extend any commissions or concessions to any broker or dealer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses in connection therewith. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of the prospectus and related documents to the beneficial owners of the old notes and in handling or forwarding tenders for exchange.

The expenses to be incurred by us in connection with the exchange offer will be paid by us, including fees and expenses of the exchange agent and trustee and accounting, legal, printing and related fees and expenses.

Transfer Taxes

Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct us to register new notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

Accounting Treatment

We will record the new notes at the same carrying value of the old notes reflected in our accounting records on the date the exchange offer is completed. Accordingly, we will not recognize any gain or loss for accounting purposes upon the exchange of new notes for old notes. We will charge costs incurred in connection with the issuance of the new notes to general and administrative expenses.

Resale of the New Notes

Under existing interpretations of the staff of the SEC contained in several no-action letters to third parties, the new notes would in general be freely transferable after the exchange offer without further registration under the Securities Act. The relevant no-action letters include the Exxon Capital Holdings Corporation letter, which was made available by the SEC on May 13, 1988, and the Morgan Stanley & Co. Incorporated letter, made available on June 5, 1991.

However, any purchaser of old notes who is an “affiliate” of FCX or any guarantor or who intends to participate in the exchange offer for the purpose of distributing the new notes

(1)	will not be able to rely on the interpretation of the staff of the SEC;

(2)	will not be able to tender its old notes in the exchange offer; and

(3)	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the securities unless that sale or transfer is made using an exemption from those requirements.

By executing, or otherwise becoming bound by, the Letter of Transmittal each holder of the old notes will represent that:

(1)	it is not our “affiliate;”

(2)	any new notes to be received by it were acquired in the ordinary course of its business; and

(3)	it has no arrangement or understanding with any person to participate, and is not engaged in and does not intend to engage, in the “distribution,” within the meaning of the Securities Act, of the new notes.

In addition, in connection with any resales of new notes, any broker-dealer participating in the exchange offer who acquired securities for its own account as a result of market-making or other trading activities must deliver a prospectus meeting the requirements of the Securities Act. The SEC has taken the position in the Shearman & Sterling no-action letter, which it made available on July 2, 1993, that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the new notes, other than a resale of an unsold allotment from the original sale of the old notes, with the prospectus contained in the exchange offer registration statement. Under the registration rights agreement, we are required for a period of 180 days to allow participating broker-dealers and other persons, if any, subject to similar prospectus delivery requirements to use this prospectus as it may be amended or supplemented from time to time, in connection with the resale of new notes.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following summary describes the material United States federal income tax consequences of the purchase, ownership and disposition of the notes, but does not purport to be a complete analysis of all potential tax considerations. This section is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing regulations under the Code, published rulings and court decisions, all as currently in effect on the date hereof. These laws and interpretations are subject to change, possibly on a retroactive basis. No assurance can be given that the Internal Revenue Service (“IRS”) will agree with the views expressed in this summary, or that a court will not sustain any challenge by the IRS in the event of litigation.

Unless otherwise stated, this summary deals only with notes held as capital assets within the meaning of Section 1221 of the Code (generally, assets held for investment) by holders that purchase notes in this offering at the offering price. The tax treatment of a holder may vary depending on that holder’s particular situation. This summary does not address all of the tax consequences that may be relevant to holders that may be subject to special tax treatment such as, for example, insurance companies, broker-dealers, tax-exempt organizations, certain financial institutions, real estate investment trusts, traders in securities that elect to use a mark-to-market method of accounting for its securities holdings, regulated investment companies, persons holding notes as part of a straddle, hedge, constructive sale, conversion transaction or other integrated transaction for U.S. income tax purposes, persons holding notes through a partnership or other pass-through entity or arrangement, U.S. holders whose functional currency is not the U.S. dollar, certain former U.S. citizens or long-term residents, persons that acquire their notes in connection with employment or other performance of personal services, retirement plans (including individual retirement accounts and tax-deferred accounts), and persons subject to the alternative minimum tax. In addition, this summary does not address any aspects of state, local, or foreign tax laws or any U.S. federal tax considerations (such as estate, generation-skipping or gift tax) other than U.S. federal income tax considerations, that may be applicable to particular holders.

If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of a note, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. A holder of a note that is a partnership and any partners in such partnership should consult their own tax advisors.

Each holder is urged to consult its own tax advisors to determine the federal, state, local, foreign and other tax consequences of the purchase, ownership and disposition of the notes in the light of its own particular circumstances. This summary of the material United States federal income tax considerations is for general information only and is not tax advice.

Exchange of Old Notes for New Notes

Our tax counsel, Jones Walker LLP, has rendered an opinion for us opining that the exchange of an old note for a new note pursuant to the exchange offer (described under “The Exchange Offer”) will not constitute a taxable exchange for U.S. federal income tax purposes.

Consequently, a holder will not recognize any gain or loss upon the receipt of a new note pursuant to the exchange offer. The holding period for such a new note will include the holding period for the old note exchanged pursuant to the exchange offer, and the initial tax basis in such a new note will be the same as the adjusted tax basis in the old note as of the time of the exchange. The U.S. federal income tax consequences of holding and disposing of a new note received pursuant to the exchange offer generally will be the same as the U.S. federal income tax consequences of holding and disposing of an old note.

The following summary assumes that the exchange of the old notes for the new notes pursuant to the exchange offer will not be treated as a taxable exchange and that the old notes and the new notes will be treated as the same security for U.S. federal income tax purposes.

Potential Contingent Payment Debt Treatment

Our obligation to pay additional amounts on the notes in excess of the accrued interest and principal, for instance, in connection with a Change of Control Triggering Event or upon a special mandatory redemption, may implicate the provisions of the Treasury Regulations relating to “contingent payment debt instruments.” We intend to take the position that the notes would not be treated as contingent payment debt instruments. However, we can give you no assurance that our position would be sustained if challenged by the Internal Revenue Service (the “IRS”). A successful challenge of this position by the IRS could affect the timing and character of a holder’s income. In particular, any gain from the sale or other disposition of a note would be treated as ordinary income, rather than capital gain. Holders are urged to consult their tax advisors regarding the possible application of the contingent payment debt instrument rules to the notes. The remainder of this discussion assumes that the notes are not treated as contingent payment debt instruments.

Tax Consequences to U.S. Holders

General. For purposes of this summary, the term “U.S. holder” means a beneficial owner of a note that is, for United States federal income tax purposes:

•

an individual citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or who meets the substantial presence test under Code Section 7701(b);

•

a legal entity (1) created or organized in or under the laws of the United States, any state in the United States or the District of Columbia and (2) treated as a corporation for United States federal income tax purposes;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (2) the trust has in effect a valid election to be treated as a domestic trust for United States federal income tax purposes.

Stated Interest on the Notes. Generally, stated interest on a note will be includible in a U.S. holder’s gross income and taxable as ordinary income for U.S. federal income tax purposes at the time such interest is paid or accrued in accordance with such holder’s regular method of tax accounting. It is anticipated, and the rest of this summary assumes, that the notes will be issued without original issue discount or, if issued at a discount from the principal amount of the notes, with an amount of discount that is less than the statutory de minimis amount.

Sale, Exchange, Redemption or Retirement of a Note. Each U.S. holder generally will recognize capital gain or loss upon a sale, exchange, redemption, retirement or other taxable disposition of a note measured by the difference, if any, between (i) the amount of cash and the fair market value of any property received (except to the extent that the cash or other property received in respect of a note is attributable to the payment of accrued interest on the note, which amount will be treated as a payment of interest) and (ii) the U.S. holder’s adjusted tax basis in the note. The gain or loss will be long-term capital gain or loss if the note has been held for more than one year at the time of the sale, exchange, redemption, retirement or other taxable disposition. Long-term capital gains of non-corporate holders may be eligible for reduced rates of taxation. The deductibility of capital losses by both corporate and non-corporate holders is subject to limitations. A U.S. holder’s adjusted basis in a note generally will be the amount paid for the note reduced by any principal payments received on the note.

Unearned Income Medicare Contribution. For taxable years beginning after December 31, 2012, certain U.S. holders who are individuals, estates or trusts are required to pay an additional 3.8% Medicare tax on unearned income. This tax would apply to interest on and capital gains from the sale or other disposition of a note. U.S. holders should consult their tax advisors regarding the effect, if any, of the 3.8% Medicare tax on their ownership or disposition of a note.

Information Reporting and Backup Withholding. Information reporting will generally apply to reportable payments, including interest and principal on a note, to U.S. holders that are not exempt recipients (such as individuals). In addition, backup withholding will apply if the U.S. holder, among other things, (i) fails to furnish a social security number or other taxpayer identification number (“TIN”) certified under penalties of perjury within a reasonable time after the request therefor, (ii) furnishes an incorrect TIN, (iii) fails to properly report the receipt of interest or dividends or (iv) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN furnished is the correct number and that the holder is not subject to backup withholding. A U.S. holder that does not provide its correct TIN also may be subject to penalties imposed by the IRS.

The current backup withholding rate is 28%. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a U.S. holder generally will be allowed as a refund or as a credit against that holder’s U.S. federal income tax liability, provided the requisite procedures are followed. U.S. holders are encouraged to consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such exemption.

Information reporting and backup withholding will not apply with respect to payments made to “exempt recipients” (such as corporations and tax-exempt organizations) provided, if requested, their exemptions from backup withholding are properly established.

Tax Consequences to Non-U.S. Holders

The following discussion applies to you if you are a beneficial owner other than a U.S. holder as defined above or a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes (a “non-U.S. holder”). Special rules may apply to you or your shareholders if you are a “controlled foreign corporation” or “passive foreign investment company.” You should consult your own tax advisor to determine the United States federal, state, local and other tax consequences that may be relevant to you in your particular circumstances.

Payments of Interest on the Notes. Under the “portfolio interest” exemption, the 30% U.S. federal withholding tax that is generally imposed on interest from United States sources should not apply to any payment of principal or interest (including original issue discount) on the notes, provided that:

•	you do not conduct a trade or business within the United States to which the interest is effectively connected;

•

you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote within the meaning of the Code and the U.S. Treasury regulations;

•	you are not a controlled foreign corporation that is related to us through stock ownership;

•	you are not a bank whose receipt of interest on the notes is described in section 881(c)(3)(A) of the Code; and

•

you fully and properly execute an IRS Form W-8BEN (or a suitable substitute form), and certify, under penalties of perjury, that you are not a United States person; or a qualified intermediary holding the notes on your behalf provides us with an IRS Form W-8IMY (or a suitable substitute form) that, among other things, certifies that it has determined that you are not a U.S. person.

Special certification and other rules apply to certain non-U.S. holders that are pass-through entities rather than individuals.

We do not intend to withhold on payments of interest on the notes if the above requirements are met.

If you cannot satisfy the requirements described above, interest payments made to you on the notes generally will be subject to the 30% United States federal withholding tax. If a treaty applies, however, you may be eligible for a reduced rate of withholding. Similarly, payments on the notes that are effectively connected with your conduct of a trade or business within the United States are not subject to the 30% withholding tax, but instead are generally subject to United States federal income tax, on a net income basis, as described below. In order to claim any such exemption or reduction in the 30% withholding tax, you should provide a properly executed IRS Form W-8BEN (or a suitable substitute form) claiming a reduction of or an exemption from withholding under an applicable tax treaty or IRS Form W-8ECI (or a suitable substitute form) stating that such payments are not subject to withholding because they are effectively connected with your conduct of a trade or business in the United States. Such forms are available on the IRS website at www.irs.gov. You may be required to update these forms periodically. Special procedures are provided under applicable U.S. Treasury regulations for payments through qualified intermediaries or certain financial institutions that hold customers’ notes in the ordinary course of their trade or business.

Except to the extent provided by an applicable income tax treaty, if you are engaged in a trade or business in the United States (and, if a tax treaty applies, you maintain a permanent establishment within the United States) and interest on the notes is effectively connected with the conduct of that trade or business (and if a treaty applies, attributable to that permanent establishment), you will be subject to United States federal income tax (but not the 30% withholding tax described above) on such income on a net income basis in generally the same manner as if you were a U.S. person. In addition, if you are a foreign corporation, you may be subject to an additional branch profits tax at a 30% rate (or such lower rate or exemption as may be specified by an applicable tax treaty), which is generally imposed on a foreign corporation on the actual and deemed repatriation from the United States of earnings and profits attributable to a United States trade or business.

Sale, Exchange, Redemption or Retirement of a Note. Any gain or income realized on the disposition of a note generally will not be subject to United States federal income tax unless (1) that gain or income is effectively connected with your conduct of a trade or business in the United States; or (2) you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

Except to the extent provided by an applicable income tax treaty, gain that is effectively connected with the conduct of a U.S. trade or business will be subject to U.S. federal income tax on a net basis at the rates applicable to U.S. persons generally (and, if you are a corporation, may also be subject to the 30% branch profits tax described above unless reduced or exempted by an applicable income tax treaty). Except to the extent provided by an applicable income tax treaty, if you are an individual present in the United States for 183 days or more in the taxable year and meet certain other conditions, then you will be subject to U.S. federal income tax at a rate of 30% on the amount by which capital gains from U.S. sources (including gains from the sale or other disposition of the notes) exceed capital losses allocable to U.S. sources.

Information Reporting and Backup Withholding. Generally, if you are a non-U.S. holder we or our agent must report annually to you and to the IRS the amount of any payments of interest to you, your name and address, and the amount of tax withheld, if any. Copies of the information returns reporting those interest payments and amounts withheld may be available to the tax authorities in the country in which you reside under the provisions of any applicable income tax treaty or exchange of information agreement.

If you provide the applicable IRS Form W-8BEN, IRS Form W-8IMY or other applicable form, together with all appropriate attachments, signed under penalties of perjury, identifying yourself and stating that you are not a United States person, you generally will not be subject to U.S. backup withholding with respect to interest payments (provided that neither our Company nor our agent knows or has reason to know that you are a U.S. person or that the conditions of any other exemptions are not in fact satisfied).

Under current Treasury Regulations, payments on the sale, exchange, redemption or other taxable disposition of a note made to or through a U.S. office of a broker generally will be subject to information reporting and backup withholding unless you either certify your status as a non-U.S. holder under penalties of perjury on the applicable

IRS Form W-8BEN, IRS Form W-8IMY or other applicable form (as described above) or otherwise establish an exemption. The payment of the proceeds on the disposition of a note by you to or through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting. However, the payment of proceeds on the disposition of a note to or through a non-U.S. office of a U.S. broker or a U.S. Related Person (as defined below) generally will be subject to information reporting (but not backup withholding) unless you certify your status as a non-U.S. holder under penalties of perjury or otherwise establish an exemption, or unless the broker has certain documentary evidence in its files as to your foreign status and has no actual knowledge or reason to know that you are a U.S. person or that the conditions of any other exemptions are not in fact satisfied.

For this purpose, a “U.S. Related Person” is (i) a “controlled foreign corporation” for U.S. federal income tax purposes, (ii) a foreign person 50% or more of whose gross income from all sources for a specified three-year period is derived from activities that are effectively connected with the conduct of a U.S. trade or business, (iii) a foreign partnership with certain connections to the United States, or (iv) a U.S. branch of a foreign bank or insurance company.

Backup withholding is not an additional tax and may be refunded (or credited against the holder’s U.S. federal income tax liability, if any), provided that certain required information is timely furnished to the IRS. You should consult your own tax advisor as to the application of withholding and backup withholding in your particular circumstance and your qualification for obtaining an exemption from backup withholding and information reporting under current Treasury regulations.

FATCA Withholding. The Foreign Account Tax Compliance Act provisions of the Hiring Incentives to Restore Employment Act (generally referred to as “FATCA”), when applicable, will impose a U.S. federal withholding tax of 30% on certain payments to foreign financial institutions and other non-U.S. persons that fail to comply with certain certification and information reporting requirements. The obligation to withhold under FATCA is scheduled to apply to interest payments made on or after June 30, 2014 and the gross proceeds from the sale or other disposition of debt instruments received on or after January 1, 2017. However, FATCA will not apply to obligations issued before, and not the subject of a “significant modification” on or after, June 30, 2014. Because the new notes will be issued before June 30, 2014, FATCA withholding tax is not expected to apply to the new notes unless they are “significantly modified” on or after June 30, 2014 in such a way that they were considered to be re-issued for U.S. federal income tax purposes, in which case payments on, and the gross proceeds from the sale or other disposition of, the new notes to certain foreign entities could become subject to the FATCA withholding tax. We will not pay any additional amounts in respect of any amounts withheld under FATCA. Prospective investors are encouraged to consult with their own tax advisors regarding the possible implications of this legislation on their investment in the new notes.

THE PRECEDING DISCUSSION OF CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. WE URGE EACH PROSPECTIVE INVESTOR TO CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF NOTES, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

PLAN OF DISTRIBUTION

Based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties, we believe that the new notes issued pursuant to the exchange offer may be offered for resale, resold and otherwise transferred by holders thereof without compliance with the registration and prospectus delivery provisions of the Securities Act; provided, that such new notes are acquired in the ordinary course of such holders’ business and such holders are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such new notes; and provided further, that such holder is not (1) an “affiliate” of FCX or FM O&G within the meaning of the Securities Act, (2) a broker-dealer who acquired old notes directly from our company, or (3) except as provided below, a broker-dealer who acquired old notes as a result of market-making or other trading activities.

Based on such SEC interpretations, a broker-dealer who acquired old notes as a result of market-making or other trading activities may participate in the exchange offer with respect to such old notes and resell the new notes received in exchange, provided that the following conditions are met: (1) in connection with any such resales, the broker-dealer delivers this prospectus (which contains a plan of distribution with respect to such resale transactions); (2) the broker-dealer has not entered into any arrangement with us or any of our affiliates to distribute the new notes; (3) we make each person participating in the exchange offer aware that any such broker-dealer may be considered an “underwriter” under the Securities Act and must deliver such prospectus; and (4) we include in the letter of transmittal an acknowledgement by such broker-dealer that it will deliver this prospectus in connection with any resale of such new notes. By so acknowledging and by delivering a prospectus, such broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes only where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, all dealers effecting transactions in the new notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of new notes by broker-dealers.

New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. The letter of transmittal also states that any holder participating in this exchange offer will have no arrangements or understanding with any person to participate with the distribution of the old notes or the new notes within the meaning of the Securities Act.

Any holder using the exchange offer to participate in a distribution of the new notes cannot rely on the SEC staff positions enunciated in Exxon Capital Holdings Corporation, Morgan Stanley & Co., Incorporated or similar letters and, in the absence of an exemption, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of new notes. Such a secondary resale transaction should be covered by an effective registration statement containing the selling securityholder information required by the Securities Act and rules promulgated thereunder.

For the period described above, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, other than commissions or concessions of any broker-dealers and will indemnify the holders of the new notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the new notes and the related guarantee offered hereby will be passed upon for us by Jones Walker LLP.

EXPERTS

The consolidated financial statements of FCX appearing in its Annual Report on Form 10-K for the year ended December 31, 2012 (including the schedule appearing therein), and the effectiveness of FCX’s internal control over financial reporting as of December 31, 2012 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and FCX management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2012 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

With respect to the unaudited condensed consolidated interim financial information of FCX for the three-month periods ended March 31, 2013 and 2012 and the three-month and six-month periods ended June 30, 2013 and 2012, incorporated by reference in this prospectus, Ernst & Young LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated May 6, 2013 and August 8, 2013, included in FCX’s Quarterly Report on Form 10-Q for the quarters ended March 31, 2013 and June 30, 2013, and incorporated by reference herein, state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Ernst & Young LLP is not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by Ernst & Young LLP within the meaning of Sections 7 and 11 of the Securities Act.

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) of PXP for the year ended December 31, 2012, incorporated in this prospectus by reference to PXP’s Annual Report on Form 10-K for the year ended December 31, 2012, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of MMR appearing in PXP’s Amendment No. 1 to the Annual Report on Form 10-K for the year ended December 31, 2012 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

RESERVES

Certain information with respect to the oil and gas reserves associated with PXP’s oil and gas prospects is derived from the report of Netherland, Sewell & Associates, Inc. an independent petroleum consulting firm, incorporated in this prospectus by reference to PXP’s Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on February 21, 2013, upon the authority of said firm as experts with respect to the matters covered by such report and in giving such report.

Certain information with respect to the oil and gas reserves associated with MMR’s oil and gas prospects is derived from the report of Ryder Scott Company, L.P., an independent petroleum consulting firm, incorporated in this prospectus by reference to PXP’s Annual Report on Form 10-K/A for the year ended December 31, 2012, filed with the SEC on February 25, 2013, solely to provide the separate audited financial statements of MMR in accordance with Rule 3-09 of Regulation S-X, upon the authority of said firm as experts with respect to such matters.

AVAILABLE INFORMATION AND INCORPORATION BY REFERENCE

We file annual, quarterly and current reports and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room at 100 F. Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference room. Our common stock is listed on The New York Stock Exchange. You may also inspect the information we file with the SEC at the offices of The New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005. The information we file with the SEC and other information about us also is available on our website at www.fcx.com. However, the information on our website is not a part of this prospectus.

We are incorporating by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this prospectus and the closing of the exchange offer:

•	our Annual Report on Form 10-K and Form 10-K/A for the year ended December 31, 2012;

•	our Quarterly Reports on Form 10-Q for the quarters ended June 30, 2013 and March 31, 2013;

•

our Current Reports on Form 8-K and Form 8-K/A filed with the SEC on January 17, 2013, January 31, 2013, February 19, 2013, February 28, 2013, March 1, 2013, March 5, 2013, March 7, 2013, April 17, 2013, May 10, 2013, May 31, 2013, June 3, 2013, June 12, 2013, June 25, 2013, June 26, 2013, June 27, 2013, July 18, 2013, August 13, 2013 and August 15, 2013 (excluding any information furnished pursuant to Item 2.02 or Item 7.01 of such Current Report);

•	PXP’s Annual Report on Form 10-K and Form 10-K/A for the year ended December 31, 2012;

•	PXP’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2013; and

•

PXP’s Current Reports on Form 8-K filed with the SEC on January 4, 2013, April 18, 2013, May 3, 2013, May 9, 2013, May 13, 2013, May 24, 2013 and June 3, 2013 (excluding any information furnished pursuant to Item 2.02 or Item 7.01 of such Current Report).

In accordance with SEC Regulation S-X, Rule 3-10(g), PXP’s (1) audited consolidated balance sheets and the related audited consolidated statements of income, cash flows and equity for the fiscal year ended December 31, 2012, and the notes thereto, and (2) unaudited consolidated balance sheet as of March 31, 2013, the related unaudited consolidated statements of income, cash flows and equity for the three months ended March 31, 2013, and the notes thereto, are incorporated herein by reference to PXP’s Annual Report on Form 10-K and Form 10-K/A for the year ended December 31, 2012 and PXP’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2013. FM O&G, the subsidiary guarantor of our 2013 Senior Notes, is referenced as the Issuer in the “Consolidating Financial Statements” footnote of the notes to the consolidated statements of PXP for the above referenced pre-acquisition financial statements.

The information incorporated by reference is considered to be part of this prospectus and information that we file later with the SEC will automatically update and may supersede information in this prospectus and information previously filed with the SEC.

Descriptions in this prospectus, including those contained in the documents incorporated by reference, are not necessarily complete and, in each instance, reference is made to the copies of these documents filed as exhibits to the documents incorporated by reference in this prospectus.

You may review these filings, at no cost, over the Internet at our website at www.fcx.com, or request a copy of these filings by writing or calling us as follows:

Freeport-McMoRan Copper & Gold Inc.

333 North Central Avenue

Phoenix, Arizona 85004-2189

(602) 366-8100

Part II—Information not required in prospectus

ITEM 20. Indemnification of Directors and Officers.

Freeport-McMoRan Copper & Gold Inc.

Pursuant to Delaware General Corporation Law (the “DGCL”), a corporation may not indemnify any director, officer, employee or agent made or threatened to be made a party to any threatened, pending, or completed proceeding unless such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceedings, had no reasonable cause to believe that his or her conduct was unlawful.

In the case of a proceeding by or in the right of the corporation to procure a judgment in its favor (e.g., a stockholder derivative suit), a corporation may indemnify an officer, director, employee or agent if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation; provided, however, that no person adjudged to be liable to the corporation may be indemnified unless, and only to the extent that, the Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court deems proper. A director, officer, employee or agent who is successful, on the merits or otherwise, in defense of any proceeding subject to the DGCL’s indemnification provisions must be indemnified by the corporation for reasonable expenses incurred therein, including attorneys’ fees.

As permitted by the DGCL, the FCX certificate of incorporation includes a provision that eliminates the personal liability of FCX’s directors for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to FCX or its stockholders, (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) under section 174 of the DGCL or (4) for any transaction from which the director derived an improper personal benefit.

As a result of this provision, FCX’s ability or that of FCX stockholders to successfully prosecute an action against a director for breach of his or her duty of care is limited. However, this provision does not affect the availability of equitable remedies such as an injunction or rescission based upon a director’s breach of his or her duty of care. The Securities and Exchange Commission has taken the position that this provision will have no effect on claims arising under the federal securities laws.

In addition, the FCX certificate of incorporation provides for mandatory indemnification rights, subject to limited exceptions, to any director or executive officer who (because of the fact that he or she is FCX’s director or officer) is involved in a legal proceeding of any nature. These indemnification rights include reimbursement for expenses incurred by FCX’s director or officer in advance of the final disposition of a proceeding according to applicable law.

The indemnification provisions in the FCX certificate of incorporation and bylaws may be sufficiently broad to permit indemnification of FCX’s directors and executive officers for liabilities arising under the Securities Act. FCX also provides insurance from commercial carriers against some liabilities incurred by FCX’s directors and officers.

Freeport-McMoRan Oil & Gas LLC

Pursuant to the Delaware Limited Liability Company Act (the “DLLCA”), subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement, a limited liability company may indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

As permitted by the DLLCA, the FM O&G limited liability company agreement includes a provision that eliminates the personal liability of FM O&G’s member, managers and officers for monetary damages for breach of fiduciary duty, except for liability of an officer for the amount of a financial benefit received by the officer to which he or she was not entitled or for an intentional violation of criminal law.

In addition, the FM O&G limited liability company agreement provides for mandatory indemnification rights to any officer who (because of the fact that he or she is FM O&G’s officer) is involved in a legal proceeding of any nature. These indemnification rights include reimbursement for expenses incurred by FM O&G’s officer in advance of the final disposition of a proceeding.

FCX also provides insurance from commercial carriers against some liabilities incurred by FM O&G’s directors and officers.

ITEM 21. Exhibits and Financial Statements and Schedules.

(a) Exhibits

Exhibit No.	Description

3.1	Composite Certificate of Incorporation of FCX (incorporated herein by reference to FCX’s Form 10-Q filed on August 6, 2010).

3.2	Composite By-Laws of FCX (as amended through July 16, 2013) (incorporated herein by reference to the FCX’s Form 8-K filed on July 18, 2013).

3.3*	Composite Certificate of Formation of FM O&G (as amended through May 2, 2013).

3.4*	Second Amended and Restated Limited Liability Company Agreement of FM O&G dated as of June 4, 2013.

4.1	Indenture dated as of March 7, 2013, between Freeport McMoRan Copper & Gold Inc. and U.S. Bank National Association, as trustee (incorporated herein by reference to FCX’s Form 8-K filed on March 7, 2013).

4.2	Supplemental Indenture dated as of May 31, 2013, among Freeport McMoRan Copper & Gold Inc., Freeport-McMoRan Oil & Gas LLC and U.S. Bank National Association, as trustee (incorporated herein by reference to FCX’s Form 8-K filed on June 3, 2013).

4.3	Registration Rights Agreement dated as of March 7, 2013, among Freeport McMoRan Copper & Gold Inc. and J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the Initial Purchasers, relating to the 2.375% Senior Notes due 2018 (incorporated herein by reference to FCX’s Form 8-K filed on March 7, 2013).

4.4	Registration Rights Agreement dated as of March 7, 2013, among Freeport McMoRan Copper & Gold Inc. and J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the Initial Purchasers, relating to the 3.100% Senior Notes due 2020 (incorporated herein by reference to FCX’s Form 8-K filed on March 7, 2013).

4.5	Registration Rights Agreement dated as of March 7, 2013, among Freeport McMoRan Copper & Gold Inc. and J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the Initial Purchasers, relating to the 3.875% Senior Notes due 2023 (incorporated herein by reference to FCX’s Form 8-K filed on March 7, 2013).

4.6	Registration Rights Agreement dated as of March 7, 2013, among Freeport McMoRan Copper & Gold Inc. and J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the Initial Purchasers, relating to the 5.450% Senior Notes due 2043 (incorporated herein by reference to FCX’s Form 8-K filed on March 7, 2013).

5.1*	Opinion of Jones Walker LLP regarding the validity of the new notes and the guarantees.

8.1*	Opinion of Jones Walker LLP regarding certain tax matters.

12.1*	Computation of Ratio of Earnings to Fixed Charges.

15.1*	Letter from Ernst & Young LLP regarding unaudited interim financial statements of FCX.

23.1*	Consent of Ernst & Young LLP, independent registered public accounting firm of FCX.

23.2*	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm of PXP.

23.3*	Consent of Ernst & Young LLP, independent registered public accounting firm of MMR.

23.4*	Consent of Netherland, Sewell & Associates, Inc., independent reserve engineer of PXP.

23.5*	Consent of Ryder Scott Company, L.P., independent reserve engineer of MMR.

Exhibit No.	Description

23.6*	Consent of Jones Walker LLP (included in Exhibit 5.1 of this Registration Statement).

24.1*	Powers of Attorney.

25.1*	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of U.S. Bank National Association

99.1*	Form of Letter of Transmittal.

99.2*	Form of Letter to Brokers.

99.3*	Form of Letter to Clients.

*	Filed herein

ITEM 22. UNDERTAKINGS.

(a) The undersigned registrants hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of the registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrants undertake that in a primary offering of securities of the undersigned registrants pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrants relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrants or used or referred to by the undersigned registrants;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrants or their securities provided by or on behalf of the undersigned registrants; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrants to the purchaser.

(b) The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of FCX’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be an initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e) The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on August 26, 2013.

FREEPORT-MCMORAN COPPER & GOLD INC.

By:	/s/ Kathleen L. Quirk
Kathleen L. Quirk
Executive Vice President, Chief Financial Officer and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on August 26, 2013.

Signature	Title

* James R. Moffett	Chairman of the Board

* Richard C. Adkerson	Vice Chairman, President and Chief Executive Officer (Principal Executive Officer)

* James C. Flores	Vice Chairman of the Board

/s/ Kathleen L. Quirk Kathleen L. Quirk	Executive Vice President, Chief Financial Officer, Treasurer (Principal Financial Officer)

/s/ C. Donald Whitmire, Jr. C. Donald Whitmire, Jr.	Vice President and Controller—Financial Reporting (Principal Accounting Officer)

* Robert J. Allison, Jr.	Director

* Alan R. Buckwalter, III	Director

* Robert A. Day	Director

* Gerald J. Ford	Director

* Thomas A Fry, III	Director

* H. Devon Graham, Jr.	Director

Signature	Title

* Charles C. Krulak	Director

* Bobby Lee Lackey	Director

* Jon C. Madonna	Director

* Dustan E. McCoy	Director

* Stephen H. Siegele	Director

*	Kathleen L. Quirk hereby signs this registration statement on behalf of the indicated persons for whom she is attorney-in-fact on August 26, 2013, pursuant to a power of attorney filed herewith.

By:	/s/ Kathleen L. Quirk
Kathleen L. Quirk
Attorney-in-Fact

Dated: August 26, 2013

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on August 26, 2013.

FREEPORT-MCMORAN OIL & GAS LLC

By:	FCX OIL & GAS INC.,
its sole member

By:	/s/ Kathleen L. Quirk
Kathleen L. Quirk
Executive Vice President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on August 26, 2013.

Signature	Title

*	Manager, President, Chief Executive Officer (Principal Executive Officer)
James C. Flores

*	Manager, Executive Vice President
Michael J. Arnold

*	Executive Vice President, Chief Financial Officer (Principal Financial Officer)
Winston M. Talbert

*	Vice President, Controller (Principal Accounting Officer)
Nancy I. Williams

/s/ Kathleen L. Quirk	Executive Vice President
Kathleen L. Quirk

*	Kathleen L. Quirk hereby signs this registration statement on behalf of the indicated persons for whom she is attorney-in-fact on August 26, 2013, pursuant to a power of attorney filed herewith.

By:	/s/ Kathleen L. Quirk
Kathleen L. Quirk
Attorney-in-Fact

Dated: August 26, 2013

EXHIBIT INDEX

Exhibit No.	Description

3.1	Composite Certificate of Incorporation of FCX (incorporated herein by reference to FCX’s Form 10-Q filed on August 6, 2010).

3.2	Composite By-Laws of FCX (as amended through July 16, 2013) (incorporated herein by reference to the FCX’s Form 8-K filed on July 18, 2013).

3.3*	Composite Certificate of Formation of FM O&G (as amended through May 2, 2013).

3.4*	Second Amended and Restated Limited Liability Company Agreement of FM O&G dated as of June 4, 2013.

4.1	Indenture dated as of March 7, 2013, between Freeport McMoRan Copper & Gold Inc. and U.S. Bank National Association, as trustee (incorporated herein by reference to FCX’s Form 8-K filed on March 7, 2013).

4.2	Supplemental Indenture dated as of May 31, 2013, among Freeport McMoRan Copper & Gold Inc., Freeport-McMoRan Oil & Gas LLC and U.S. Bank National Association, as trustee (incorporated herein by reference to FCX’s Form 8-K filed on June 3, 2013).

4.3	Registration Rights Agreement dated as of March 7, 2013, among Freeport McMoRan Copper & Gold Inc. and J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the Initial Purchasers, relating to the 2.375% Senior Notes due 2018 (incorporated herein by reference to FCX’s Form 8-K filed on March 7, 2013).

4.4	Registration Rights Agreement dated as of March 7, 2013, among Freeport McMoRan Copper & Gold Inc. and J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the Initial Purchasers, relating to the 3.100% Senior Notes due 2020 (incorporated herein by reference to FCX’s Form 8-K filed on March 7, 2013).

4.5	Registration Rights Agreement dated as of March 7, 2013, among Freeport McMoRan Copper & Gold Inc. and J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the Initial Purchasers, relating to the 3.875% Senior Notes due 2023 (incorporated herein by reference to FCX’s Form 8-K filed on March 7, 2013).

4.6	Registration Rights Agreement dated as of March 7, 2013, among Freeport McMoRan Copper & Gold Inc. and J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the Initial Purchasers, relating to the 5.450% Senior Notes due 2043 (incorporated herein by reference to FCX’s Form 8-K filed on March 7, 2013).

5.1*	Opinion of Jones Walker LLP regarding the validity of the new notes and the guarantees.

8.1*	Opinion of Jones Walker LLP regarding certain tax matters.

12.1*	Computation of Ratio of Earnings to Fixed Charges.

15.1*	Letter from Ernst & Young LLP regarding unaudited interim financial statements of FCX.

23.1*	Consent of Ernst & Young LLP, independent registered public accounting firm of FCX.

23.2*	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm of PXP.

23.3*	Consent of Ernst & Young LLP, independent registered public accounting firm of MMR.

23.4*	Consent of Netherland, Sewell & Associates, Inc., independent reserve engineer of PXP.

23.5*	Consent of Ryder Scott Company, L.P., independent reserve engineer of MMR.

23.6*	Consent of Jones Walker LLP (included in Exhibit 5.1 of this Registration Statement).

24.1*	Powers of Attorney.

25.1*	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of U.S. Bank National Association

99.1*	Form of Letter of Transmittal.

99.2*	Form of Letter to Brokers.

99.3*	Form of Letter to Clients.

*	Filed herewith